UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Devon Energy Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Devon Energy Corporation 20 North Broadway Oklahoma City, OK 73102-8260

April 28, 2010

Notice of 2010 Annual Meeting of Stockholders and Proxy Statement Wednesday, June 9, 2010 8:00 a.m. (local time) The Skirvin Hilton Hotel Continental Room 1 Park Avenue Oklahoma City, Oklahoma	Dear Devon Stockholder,

You are invited to attend the 2010 Annual Meeting of Stockholders of Devon Energy Corporation on Wednesday, June 9, 2010. The meeting will be held at 8:00 a.m., local time, at The Skirvin Hilton Hotel, Continental Room, 1 Park Avenue, Oklahoma City, Oklahoma.

The Annual Meeting will focus on the formal items of business announced in the Notice of the 2010 Annual Meeting and Proxy Statement. Additionally, we will present a report on Devon’s operations during 2009.

It is important that your shares be represented and voted at the meeting. I urge you to submit your proxy using the Internet or telephone procedures provided in the Notice or, if you have elected to receive proxy materials by mail, by completing and mailing your Proxy Card in the envelope provided. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Sincerely,

J. Larry Nichols
Chairman of the Board and
Chief Executive Officer

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2010

Time	8:00 a.m. (local time) on Wednesday, June 9, 2010
Place	The Skirvin Hilton Hotel Continental Room 1 Park Avenue Oklahoma City, Oklahoma
Items of Business	• To elect one Class I Director for a term of one year;
• To ratify the appointment of the independent auditors for 2010;
• To consider and vote upon the stockholder proposal set forth in this Proxy Statement, if presented; and
• To transact such other business as may properly come before the meeting or any adjournments of the meeting.
Who Can Vote	Stockholders of record at the close of business on April 12, 2010 are entitled to notice of and to vote at the meeting. You may examine a complete list of stockholders entitled to vote at the meeting during normal business hours for the 10 days prior to the meeting at our offices and at the meeting.
Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by:
• Internet,
• telephone, or
• mail.
For specific instructions, please refer to the section entitled “About the Annual Meeting” beginning on page 1.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on June 9, 2010:

Our 2010 Proxy Materials, including the 2010 Proxy Statement, Summary Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2009, are available at www.proxydocs.com/dvn.

BY ORDER OF THE BOARD OF DIRECTORS

Oklahoma City, Oklahoma April 28, 2010	Janice A. Dobbs Vice President - Corporate Governance and Corporate Secretary

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Devon Energy Corporation
20 North Broadway
Oklahoma City, Oklahoma 73102-8260

Proxy Statement

Annual Meeting Of Stockholders

June 9, 2010

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Wednesday, June 9, 2010 at 8:00 a.m. We are first sending this Proxy Statement to our stockholders on or about April 28, 2010.

All references in this Proxy Statement to we, our, us, or the Company refer to Devon Energy Corporation, including our subsidiaries and affiliates.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will be asked to:

•	elect one Class I Director for a one-year term expiring in 2011;

•	ratify the appointment of our independent auditors for 2010;

•	consider and vote upon the stockholder proposal set forth in this Proxy Statement, if presented; and

•	transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Who is entitled to vote?

Stockholders as of the close of business on April 12, 2010 (the Record Date) are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 446,854,081 shares of our common stock outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

How do I vote?

You may:

•	attend the Annual Meeting and vote in person; or

•	dial the toll-free number listed on the Proxy Card or Voting Instruction Form. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Telephone voting for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 8, 2010; or

•	go to the website printed on the Notice, www.proxyvote.com, simply follow the instructions on the screen, then confirm that your instructions have been properly recorded. If you vote on the

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Internet, you can request electronic delivery of future proxy materials. Internet voting for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 8, 2010; or

•	if you elected to receive a paper copy of your proxy materials, mark your selections on the Proxy Card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

In connection with recent United States Securities and Exchange Commission (the SEC) rules that allow companies to furnish proxy materials over the Internet, we have sent to most of our stockholders a Notice of Internet Availability of proxy materials instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

We are providing certain stockholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

How do I vote the shares held in my 401(k) Plan?

If you are a current employee participating in the Devon Energy Incentive Savings Plan (the 401(k) Plan), please follow the instructions you received via email from Broadridge Financial Solutions, Inc. (Broadridge).

If you are a former employee participating in the 401(k) Plan and have shares of our common stock credited to your 401(k) Plan account as of the Record Date, such shares are shown on the Voting Instruction Form. You have the right to direct Fidelity Management Trust Company (the 401(k) Plan Trustee) regarding how to vote those shares, which you can do by voting your shares in the same manner as provided above.

The 401(k) Plan Trustee will vote your shares in the 401(k) Plan account in accordance with your instructions. If instructions are not received by June 6, 2010, the shares credited to your account will be voted by the 401(k) Plan Trustee in the same proportion as it votes shares for which it did receive timely instructions.

Will each stockholder in our household receive proxy materials?

Generally, no. We try to provide only one set of proxy materials to be delivered to multiple stockholders sharing an address unless you have notified us to the contrary. Any stockholder at a shared address may request delivery of single or multiple copies of proxy materials for future meetings by contacting us at Devon Energy Corporation, Attention: Corporate Secretary, 20 North Broadway, Oklahoma City, Oklahoma 73102-8260, email: janice.dobbs@dvn.com or call (405) 235-3611.

If I vote via telephone or the Internet or by mailing my Proxy Card, may I still attend the Annual Meeting?

Yes.

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What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the Annual Meeting, or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

Is my vote confidential?

Yes. We have procedures to ensure that regardless of whether stockholders vote by mail, telephone, Internet or in person, all proxies, ballots and voting tabulations that identify stockholders are kept permanently confidential, except as disclosure may be required by federal or state law or as expressly permitted by a stockholder.

In addition, special procedures have been established to maintain the confidentiality of shares voted in our 401(k) Plan. None of our employees will have access to voting information for shares in the 401(k) Plan.

Who will count the votes?

Broadridge will tabulate the votes.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone, Internet or by returning your Proxy Card, you will be considered part of the quorum. Broadridge, the Inspector of Election, will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

Election of Directors at the Annual Meeting will be by a plurality of votes cast at the Annual Meeting. Votes may be cast in favor of the election of the Director nominee or withheld.

Our Corporate Governance Guidelines and Bylaws contain a Director Resignation Policy which provides that any nominee for Director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election must submit his or her offer of resignation to the Governance Committee of the Board of Directors within 90 days from the date of the election. The Governance Committee will consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

With respect to other matters, the affirmative vote of the holders of a majority of the shares, present in person or by proxy, and entitled to vote at the Annual Meeting, is required to take any other action.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

Can brokers who hold shares in street name vote those shares with respect to the election of Directors if they have received no instructions?

The New York Stock Exchange (the NYSE) rules have changed and an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given specific instruction as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote will be counted.

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How will you treat abstentions and broker non-votes?

We will:

•	count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Annual Meeting;

•	treat abstentions as votes not cast but as shares represented at the Annual Meeting for determining results on actions requiring a majority of shares present and entitled to vote at the Annual Meeting;

•	not consider broker non-votes for determining actions requiring a majority of shares present and entitled to vote at the Annual Meeting; and

•	consider neither abstentions nor broker non-votes in determining results of plurality votes.

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our Directors, officers or employees, none of whom will receive additional compensation for such solicitation. We have retained Georgeson Inc. to assist in the solicitation of proxies at an estimated cost of $9,500, plus reasonable expenses. Those holding shares of common stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Form 8-K which will be filed with the SEC within four business days of the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.devonenergy.com, or by contacting our Investor Relations Department at (405) 552-4570, email: investor.relations@dvn.com or the SEC at (800) 732-0300 or www.sec.gov.

Will your independent auditors be available to respond to your stockholder questions?

Yes. The Audit Committee of the Board of Directors has approved KPMG LLP to serve as our independent auditors for the year ending December 31, 2010. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to stockholder questions.

Where can I reach you?

Our mailing address is:

Devon Energy Corporation
20 North Broadway
Oklahoma City, Oklahoma 73102-8260

Our telephone number is:

(405) 235-3611

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AGENDA ITEM 1. ELECTION OF DIRECTOR

Pursuant to provisions of our Restated Certificate of Incorporation, as amended, and Bylaws, the Board of Directors shall consist of not less than three nor more than 20 Directors. Currently, the Board is comprised of nine Directors. Our Restated Certificate of Incorporation and Bylaws provide for three classes of Directors. These three classes of Directors currently serve staggered terms, with Class I having two Directors, Class II having four Directors and Class III having three Directors. Effective with the 2011 Annual Meeting, Directors shall be elected annually. The nominee for Director in Class I, to be elected at this Annual Meeting of Stockholders, will be elected to serve a one-year term. All Directors to be elected at the 2011 Annual Meeting, and thereafter, will be elected for a one-year term.

The Board of Directors has nominated for re-election incumbent Director in Class I, John Richels, whose term expires at the Annual Meeting. The term of the Director nominee will expire at the Annual Meeting in the year 2011. The nominee will serve until his successor is elected and qualified. The term of Thomas F. Ferguson, a member of Class I, will expire at the 2010 Annual Meeting and the term of Robert L. Howard, a member of Class II, will expire at the 2011 Annual Meeting. Both Mr. Ferguson and Mr. Howard will retire at the 2010 Annual Meeting due to the age requirement for Board members in accordance with the Company’s Corporate Governance Guidelines.

The Board of Directors recommends a vote “FOR” the nominee for election to the Board of Directors.

It is the intention of the persons named in the proxy to vote proxies “FOR” the election of the nominee unless they are instructed otherwise. In the event that the nominee should fail to stand for election, the persons named in the proxy intend to vote for a substitute nominee designated by the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Class I — Nominee for Director for a Term Expiring in 2011

John Richels                                                                           Director since 2007
Mr. Richels, age 59, is a member of the Board of Directors and has served as President of Devon since January 2004. Prior to that, Mr. Richels served as President and Chief Executive Officer of Devon Canada Corporation, a subsidiary of Devon. He has been with the Company since the 1998 acquisition of the Canadian-based Northstar Energy Corporation. Previously, Mr. Richels served as Managing and Chief Operating Partner of the Canadian-based national law firm, Bennett Jones.

Mr. Richels holds a Bachelor of Arts degree in economics from York University and a law degree from the University of Windsor. Mr. Richels has more than 20 years of experience in the energy industry and his knowledge of the industry is extensive. Mr. Richels served as a director of Northstar Energy Corporation from 1993 to 1996 and on the boards of a number of other publicly traded companies. He also served as vice-chairman of the board of governors of the Canadian Association of Petroleum Producers. Mr. Richels has demonstrated his leadership abilities and his commitment to our Company and has made significant contributions to the success of the Company during his tenure. For these reasons, the Board concluded that Mr. Richels is qualified and should serve as a director of the Company.

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DIRECTORS CONTINUING IN SERVICE

Class II — Directors with Terms Expiring in 2011

Michael M. Kanovsky                                                                           Director since 1998
Mr. Kanovsky, age 61, is President of Sky Energy Corporation. From 1982 to 1998 he served on the Board of Directors of the Canadian-based Northstar Energy Corporation which was acquired by Devon in 1998. Mr. Kanovsky currently serves as a director of Argosy Energy Inc., ARC Resources Ltd., Bonavista Petroleum Ltd., Pure Technologies Ltd. and TransAlta Corporation.

Mr. Kanovsky, a professional engineer, holds a Bachelor of Science degree in mechanical engineering from Queen’s University (Kingston, ON) as well as a Masters degree in Business Administration from the Richard Ivey School of Business at the University of Western Ontario (London, ON). Mr. Kanovsky is a founder of both Northstar Energy Corporation and Bonavista Energy Trust. Mr. Kanovsky has more than 27 years of experience and his knowledge of the energy industry is extensive. For these reasons, the Board concluded that Mr. Kanovsky is qualified and should serve as a director of the Company.

J. Todd Mitchell                                                                           Director since 2002
Mr. Mitchell, age 51, served as President of Mitchell Family Corporation (formerly GPM, Inc.), a family-owned investment company, from 1998 to 2006, and as Vice President of Strategic Planning from 2006 to 2007. He currently serves as President of Two Seven Ventures, LLC, a private energy investment company. Mr. Mitchell served on the Board of Directors of Mitchell Energy & Development Corp. from 1993 to 2002.

Mr. Mitchell holds a Bachelor of Science degree in Geology from Colorado College, a Masters degree in Geology from the University of Texas and a Masters degree in Environmental Sustainability, with distinction, from Edinburgh University. Mr. Mitchell has more than 17 years of experience working in the energy industry, first as a principal in a start-up company related to natural gas exploration and geo-physics, and more recently in a leadership role at Two Seven. He has demonstrated sound business judgment and knowledge of the energy industry. For these reasons, the Board concluded that Mr. Mitchell is qualified and should serve as a director of the Company.

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J. Larry Nichols                                                                                      Director since 1971
Mr. Nichols, age 67, is a co-founder of Devon and serves as Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Nichols is a director of Baker Hughes Incorporated and Sonic Corp. Since January 1, 2009, Mr. Nichols has served as Chairman of the Board of Directors of the American Petroleum Institute.

Mr. Nichols holds a Bachelor of Arts degree in Geology from Princeton University and a law degree from the University of Michigan. Mr. Nichols’ role in the founding of Devon, as well as its growth and continued success over a period of 40 years, is unsurpassed. Mr. Nichols’ decades of knowledge and experience and his proven contribution to the energy industry continue to be an immeasurable asset to the Company. Mr. Nichols has demonstrated strong business, management and leadership skills, as evidenced by his successful performance as Chairman and Chief Executive Officer of the Company. For these reasons, the Board concluded that Mr. Nichols is qualified and should serve as a director of the Company.

Robert A. Mosbacher, Jr.                                                                 Director since 2009
Mr. Mosbacher, age 58, returned to the Board of Directors in April 2009. Mr. Mosbacher previously served as a member of the Board from 1999 until 2005, at which time he resigned to accept an appointment by the Bush administration to serve as President and Chief Executive Officer of the Overseas Private Investment Corporation (OPIC), an independent agency of the U.S. government that supports private capital investment in emerging markets around the world, where he served until January 2009.

Mr. Mosbacher received a law degree in 1977 from Southern Methodist University and a Bachelor of Arts degree from Georgetown University in 1973. Mr. Mosbacher’s leadership at OPIC contributed to the successful development of the global marketplace. Mr. Mosbacher also served as President and Chief Executive Officer of Mosbacher Energy Company, an independent oil and gas exploration and production company, from 1986 to 2005. Mr. Mosbacher currently serves as a director of Calpine Corporation. Mr. Mosbacher’s experience in the industry and his well-rounded business acumen are widely acknowledged. For these reasons, the Board concluded that Mr. Mosbacher is qualified and should serve as a director of the Company.

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Class III — Directors with Terms Expiring in 2011

John A. Hill                                                                            Director Since 2000
Mr. Hill, age 68, has been with First Reserve Corporation, an oil and gas investment management company, since 1983 and is currently its Vice Chairman and Managing Director. Prior to creating First Reserve Corporation, Mr. Hill was President and Chief Executive Officer of several investment banking and asset management companies. He served as the Deputy Associate Director of the Office of Management and Budget and as Deputy Administrator of the Federal Energy Administration during the Ford administration. Mr. Hill is Chairman of the Board of Trustees of the Putnam Funds in Boston, a Trustee of Sarah Lawrence College and a director of various companies controlled by First Reserve Corporation.

Mr. Hill holds a Bachelor of Arts degree in Economics from Southern Methodist University and pursued graduate studies there as a Woodrow Wilson Fellow. Mr. Hill has 27 years of experience managing investments in the oil and gas business. This business experience demonstrates his leadership skill and success in the industry. Mr. Hill brings his extensive investment experience to the Board, which enhances the knowledge of the Board and provides useful insights to management. For these reasons, the Board concluded that Mr. Hill is qualified and should serve as a director of the Company.

Mary P. Ricciardello                                                                            Director Since 2007
Ms. Ricciardello, age 54, joined the Board of Directors in 2007. She retired in 2002 after a 20-year career with Reliant Energy Incorporated, a leading independent power producer and marketer. Ms. Ricciardello began her career with Reliant in 1982 and served in various financial management positions with the company including Comptroller, Vice President and most recently as Senior Vice President and Chief Accounting Officer. She also serves as a director of U.S. Concrete, Inc. and Noble Corporation. Ms. Ricciardello is a Certified Public Accountant.

Ms. Ricciardello holds a Bachelor of Science degree in Business Administration from the University of South Dakota and a Masters degree in Business Administration with emphasis in Finance from the University of Houston. Ms. Ricciardello is qualified as a financial expert, with over 20 years of knowledge and experience in corporate finance and tax matters. Ms. Ricciardello has held audit committee chairmanships in a NYSE and NASDAQ company, and has served as editorial advisor for the Journal of Accountancy. As a result of her business career and her experience as a director of other publicly held companies, Ms. Ricciardello provides knowledgeable advice to the Company’s other directors and to senior management. For these reasons, the Board concluded that Ms. Ricciardello is qualified and should serve as a director of the Company.

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CORPORATE GOVERNANCE

Board of Directors’ Information

Our Board of Directors met seven times in 2009. All Directors attended 75% or more of the total meetings of the Board of Directors and Committees on which they served. We require a majority of our Directors to be in attendance at our Annual Meetings of Stockholders. All Directors attended the 2009 Annual Meeting.

The Board is governed by the laws of the state of Delaware, our Restated Certificate of Incorporation, as amended, Bylaws, Corporate Governance Guidelines, Charters of the Board’s standing committees and various federal laws. Copies of the following governance documents are available at www.devonenergy.com and in print to any stockholder upon request:

•	Restated Certificate of Incorporation;

•	Certificate of Amendment of Restated Certificate of Incorporation;

•	Bylaws;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Accounting Officer (CAO);

•	Foreign Corrupt Practices Act Policy and Procedures; and

•	Committee Charters.

Amendments to and waivers from any provision of the Code of Ethics for the CEO, CFO, and CAO will be posted on our website.

Also, on our website is information on our Environmental, Health and Safety Initiatives, and our Corporate Responsibility Report.

Practices for Considering Diversity

The charter of the Governance Committee provides that it shall annually review the appropriate skills and characteristics of members of the Board of Directors in the context of the then current make-up of the Board. This assessment includes the following factors: diversity (including diversity of skills, background and experience); business or professional background; financial literacy and expertise; availability and commitment; independence; and other criteria that the Governance Committee or the full Board finds to be relevant. It is the practice of the Governance Committee to consider these factors when screening and evaluating candidates for nomination to the Board of Directors.

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Committees

The Board of Directors has a standing Audit Committee, Compensation Committee, Governance Committee and Reserves Committee. The following table shows the current membership of each committee, each committee’s functions, and the number of meetings each committee held in 2009:

Number of
Meetings
Committee and Members	Functions of Committee		in 2009

Audit Thomas F. Ferguson(1)(2)	•	Monitors the integrity of the Company’s financial statements and reporting system;	9
Michael M. Kanovsky J. Todd Mitchell	•	Ensures that the Company complies with legal and regulatory requirements;
Mary P. Ricciardello(2)	•	Monitors the independent auditors’ qualifications and independence;
	•	Monitors the performance of the Company’s internal auditors and independent auditors;
	•	Monitors the Company’s corporate risk exposure and the procedures the Company has undertaken to monitor, control, and report corporate risk;
	•	Monitors the business practices and ethical standards of the Company; and
	•	Performs such other duties and responsibilities as the Board shall approve and assign to the Committee.

Compensation Robert L. Howard(1)	•	Reviews and approves compensation philosophy and strategy for the Company;	6
John A. Hill Robert A. Mosbacher, Jr.	•	Directs management to administer the annual compensation process in accordance with the stated compensation strategy of the Company and any requirements of the appropriate regulatory bodies;
	•	Reviews and approves the Company’s employee benefit and incentive programs;
	•	Annually reviews and determines total compensation for the CEO and any other employee that is a member of the Board of Directors, currently the President;
	•	Reviews and approves total compensation for the Company’s executive officers in consultation with the CEO;
	•	Reviews with the CEO and advises the Board with regard to executive officer succession planning; and
	•	Performs such other duties and responsibilities as the Board shall approve and assign to the Committee.

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Number of
Meetings
Committee and Members	Functions of Committee		in 2009
Governance John A. Hill(1)	•	Identifies and recommends qualified individuals to become Board members;	4
Robert A. Mosbacher, Jr. Mary P. Ricciardello	•	Evaluates and recommends nominees for election as directors at the annual stockholders’ meetings or for appointment between annual stockholders’ meetings;
	•	Evaluates and recommends compensation or revisions to compensation for members of the Board;
	•	Develops, recommends and reviews corporate governance guidelines for the Company; and
	•	Performs such other duties and responsibilities as the Board shall approve and assign to the Committee.

Reserves J. Todd Mitchell(1) Robert L. Howard	•	Performs an annual review and evaluation of the Company’s consolidated oil, natural gas and natural gas liquids reserves;	2
Michael M. Kanovsky	•	Verifies the integrity of the Company’s reserves evaluation and reporting system;
	•	Assesses the disclosure for the Company’s compliance with legal and regulatory requirements related to its oil, natural gas and natural gas liquids reserves;
	•	Investigates and verifies the qualifications and independence of the Company’s independent engineering consultants;
	•	Monitors the performance of the Company’s independent engineering consultants;
	•	Monitors and evaluates the business practices and ethical standards of the Company in relation to the preparation and disclosure of its oil and gas reserves; and
	•	Performs such other duties and responsibilities as the Board shall approve and assign to the Committee.

(1)	Chairman

(2)	Audit Committee financial expert

Director Independence

In accordance with our Corporate Governance Guidelines, the Board considers transactions and relationships between each Director or any member of the Director’s immediate family and us, our subsidiaries and affiliates. The Board has affirmatively determined that each of the current Directors, with the exception of our Chairman and CEO, J. Larry Nichols, and our President, John Richels, is an independent Director as defined by the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by the NYSE and the SEC, has no material relationship with us that would interfere with the exercise of independent judgment and, therefore, is independent under our Corporate Governance Guidelines and standards established by the NYSE.

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Lead Director

The Board has a Lead Director whose primary responsibility is to preside over the executive session of the Board meeting in which Mr. Nichols, Mr. Richels and other members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. In 2009, the Lead Director presided over seven executive sessions of the Board.

Thomas F. Ferguson has served as our Lead Director since 2008 and will serve in that position until his retirement at the Annual Meeting, at which time the Board of Directors will appoint a successor.

Board Involvement in Risk Oversight

The full Board has primary responsibility for risk oversight, with the Board’s standing committees supporting the Board by addressing the risks inherent in their respective areas of oversight. Devon’s Board has delegated certain risk oversight responsibilities to the Audit Committee.

The Audit Committee’s responsibilities in this area include:

•	discussing guidelines and policies to govern the process by which risk management is handled;

•	knowing the extent to which management has established effective enterprise risk management of the Company;

•	ensuring a mutual understanding between management and the Board regarding Devon’s overall acceptance of risk;

•	understanding or, as applicable, providing a critique of the Company’s risk philosophy and acceptance of risk;

•	reviewing the Company’s portfolio of risk and considering it against the Company’s risk appetite;

•	being apprised of the most significant risk exposures and the steps management has taken to monitor and control such exposures; and

•	representing the views and desires of the Company’s key stakeholders.

Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, the Board reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company. The Board specifically reserves the right to vest the responsibilities of Chairman of the Board and Chief Executive Officer in the same individual.

J. Larry Nichols currently serves as Chairman of the Board and Chief Executive Officer. At the time of his election, the Board believed that it was in the best interests of the Company to have a single person serve as Chairman and Chief Executive Officer to provide unified leadership and direction. The Board currently has no fixed policy with respect to combining or separating the offices of Chairman of the Board and Chief Executive Officer. Although the Board still believes this structure is in the Company’s best interest, the Board may separate these positions in the future should circumstances change.

The Company’s Corporate Governance Guidelines provide that at any time the Chief Executive Officer holds the position of Chairman of the Board, the Board shall appoint an independent Director to serve as the Lead Director.

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Director Communication

Any stockholder or other interested party may contact any of the Devon Directors, including the Lead Director or Non-Management Directors as a group, by:

•	U.S. mail to Lead Director or to Non-Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 20 North Broadway, Oklahoma City, Oklahoma 73102-8260;

•	calling our Non-Management Director access line at (866) 888-6179; or

•	sending an email to nonmanagement.directors@dvn.com.

A Management Director may be contacted by:

•	U.S. mail to Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 20 North Broadway, Oklahoma City, Oklahoma 73102-8260;

•	Contacting the Office of the Corporate Secretary at (405) 235-3611; or

•	sending an email to janice.dobbs@dvn.com.

All calls or correspondence are anonymous and kept confidential to the extent possible. All such communications, other than advertisements or commercial solicitations, will be forwarded to the appropriate Director(s) for review.

Compensation Committee Interlocks and Insider Participation

During 2009, the Compensation Committee was comprised of three independent Non-Management Directors with no interlocking relationships as defined by the SEC.

Compensation Committee Consultant

In 2009, Hewitt Associates LLC (“Hewitt”) or (the “Compensation Consultant”) was engaged by the Compensation Committee to provide the services described in the Compensation Discussion and Analysis on page 24 and was also engaged by the Board’s Governance Committee to provide a director compensation benchmarking analysis. Independent of the Compensation Committee and under a separate services agreement, management hired the Canadian business unit of Hewitt to provide benefits administration services in 2009 for a Canadian subsidiary of the Company. The respective services provided to the Compensation and Governance Committees and our Canadian subsidiary involved different personnel, oversight and operations within Hewitt.

After a review of all services provided by Hewitt to the Company and its subsidiaries during 2009, the Compensation Committee determined that the executive compensation advice received from the Compensation Consultant during the year was sound and independent of other services provided by Hewitt. The table below identifies the executive and non-executive compensation consulting fees paid by the Company to Hewitt for services provided during the fiscal year ended December 31, 2009:

2009

Executive and Director Compensation Consulting Fees	$165,000
Other Compensation Consulting Fees	$160,000

Total	$325,000

Other compensation consulting fees include the cost of services provided by Hewitt’s Canadian business to our Canadian subsidiary and a fee in the approximate amount of $3,000 for a compensation survey.

Other compensation consulting fees include the cost of services provided by Hewitt’s Canadian business to Devon Canada Corporation and a fee in the approximate amount of $3,000 for a compensation survey purchased in the United States.

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Related Party Transactions

We have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all of our Directors, officers and employees. The Code is posted at www.devonenergy.com. The Code describes our policies and standards for protecting our integrity and provides guidance to our Directors, officers and employees in recognizing and properly resolving any ethical and legal issues that may be encountered while conducting our business. The Code serves as a reference for all Directors, officers and employees in fulfilling their responsibility to conduct business in a legal and ethical manner. Any waiver of any provisions of the Code on behalf of an executive officer or Director may only be approved by the Board of Directors or a committee designated by the Board of Directors. It is the policy of the Audit Committee to review the terms and substance of any potential related party transaction for purposes of determining whether a waiver to the Code should be granted.

Our Audit Committee reviews information relating to relationships involving each of our Non-Management Directors to determine if the Director meets all independence standards. The Board confirms the independence of each such Director upon receiving the Audit Committee recommendation.

Since the beginning of 2009 there have been no “related person transactions” as defined by applicable SEC regulations.

Director Compensation for the Year Ended December 31, 2009

Under our Corporate Governance Guidelines, Non-Management Director compensation is determined annually by the Board of Directors acting upon the recommendation of the Governance Committee. Directors who are also employees receive no Director compensation. The following table shows compensation for Non-Management Directors for 2009:

	Fees Earned or Paid	Stock Awards	Option Awards	Total
Name	in Cash ($)	($)(1)(3)	($)(1)(3)	($)
Thomas F. Ferguson	92,000	126,840	79,781	298,621
David A. Hager(2)	23,000	—	—	23,000
John A. Hill	91,000	126,840	79,781	297,621
Robert L. Howard	89,000	126,840	79,781	295,621
Michael M. Kanovsky	83,000	126,840	79,781	289,621
J. Todd Mitchell	87,500	126,840	79,781	294,121
Robert A. Mosbacher, Jr.	58,500	126,840	79,781	265,121
Mary P. Ricciardello	87,000	126,840	79,781	293,621

(1)	Stock and option awards were made to all Directors on June 3, 2009. The stock awarded on June 3, 2009 was valued at $63.42 per share and the options awarded on June 3, 2009 were at an exercise price of $63.42 with a value of $26.59 per share. The dollar amounts reported in these columns represent the aggregate grant date fair values of the stock and option awards granted in 2009. The assumptions used to value stock and option awards are discussed in Note 12 — Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Mr. Hager resigned from the Board of Directors on March 11, 2009 to accept the position of Executive Vice President — Exploration and Production effective March 23, 2009.

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(3)	The following table represents the number of unvested stock awards and the number of outstanding and unexercised option awards held by each of our Non-Management Directors as of December 31, 2009:

	Outstanding Stock	Outstanding Option
Name	Awards	Awards
Thomas F. Ferguson	5,000	34,000
David A. Hager	—	—
John A. Hill	5,000	36,200
Robert L. Howard	5,000	16,000
Michael M. Kanovsky	5,000	40,000
J. Todd Mitchell	5,000	28,000
Robert A. Mosbacher, Jr.	2,000	3,000
Mary P. Ricciardello	4,500	9,000

Annual Retainer and Meeting Fees

The following is a schedule of annual retainers and meeting fees for Non-Management Directors in effect during 2009:

Type of Fee	Amount

Annual Board Retainer	$50,000
Additional Annual Retainer to Chairman of Audit Committee	$15,000
Additional Annual Retainer to Chairman of Compensation, Governance and Reserves Committees	$10,000
Additional Annual Retainer to Audit Committee Members	$2,000
Fee for each Board Meeting attended in person	$2,000
Fee for each Board Meeting attended via telephone	$1,000
Fee for each Committee Meeting attended in person	$2,000
Fee for each Committee Meeting attended via telephone	$1,000

Each Non-Management Director is reimbursed for out-of-pocket expenses incurred while serving as a Director.

Annual Equity Awards

In June 2009, our Non-Management Directors were granted an annual award of 3,000 stock options and 2,000 shares of restricted stock under our 2005 Long-Term Incentive Plan. Stock and option awards to Non-Management Directors are granted immediately following each Annual Meeting. Options vest on the date of grant and are granted at an exercise price equal to the closing price of our common stock on that date. Unexercised options will expire eight years from the date of grant. With respect to restricted stock awards, 25% of each award vests on each anniversary of the date of grant. Cash dividends on shares of restricted stock are paid at the same times and in the same amounts as on other shares of our common stock.

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GOVERNANCE COMMITTEE REPORT

The Governance Committee operates under a written charter approved by the Board of Directors. The Charter may be viewed at www.devonenergy.com. The Governance Committee is currently comprised of three independent Directors.

The Governance Committee is responsible for proposing qualified candidates to serve on the Board of Directors and reviews with the Board special director qualifications, taking into account the composition and skills of the entire Board and specifically ensuring a sufficient number of the members of the Board are financially literate. The Governance Committee will consider nominees recommended by stockholders and will give appropriate consideration in the same manner as given to other nominees. Stockholders who wish to submit director nominees for election at our 2011 Annual Meeting of Stockholders may do so by submitting in writing such nominee’s name, in compliance with the procedures required by our Bylaws, to the Governance Committee of the Board of Directors, Attention: Chairman, c/o Office of the Corporate Secretary, Devon Energy Corporation, 20 North Broadway, Oklahoma City, Oklahoma 73102-8260. Pursuant to our Bylaws, stockholders may recommend a director nominee by delivering a timely notice to our Corporate Secretary at the address above. Such a recommendation must be received between February 8, 2011 and March 10, 2011 in order to be considered timely. The stockholder’s notice must contain:

•	all information relating to each person being nominated that is required to be disclosed with respect to such person pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a Director, if elected;

•	the name and address of the stockholder giving the notice and the beneficial owner, if any;

•	the class and number of shares of our stock which are owned beneficially and of record by the stockholder giving the notice and the beneficial owner, if any;

•	a description of all arrangements or understandings between the stockholder giving the notice and any other person or persons (including their names) in connection with the nomination; and

•	a representation that the stockholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

The Board will take reasonable steps to ensure that a diverse group of qualified candidates are in the pool from which the nominees for the Board are chosen. The Governance Committee may, at its discretion, seek third-party resources to assist in the process and will make final director candidate recommendations to the Board. Our Board of Directors considered the experience, qualifications, attributes and skills of each of the continuing members of the Board of Directors and the nominee for election at the 2010 annual meeting. The basic qualifications, which are identified in our Corporate Governance Guidelines, that the Governance Committee looks for in a Director include such factors as:

•	integrity and accountability;

•	informed judgment;

•	peer respect; and

•	high performance standards.

Following election to the Board, the Corporate Governance Guidelines provide for:

•	mandatory retirement at the Annual Meeting following the 73rd birthday of a director;

•	required ownership of Devon common stock equal to five times the Director’s annual retainer;

•	a recommendation that a Director not serve on more than five public company boards in addition to serving on the Company’s Board;

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•	“majority voting,” which requires a nominee for Director in an uncontested election to submit an offer of resignation to the Governance Committee within 90 days of the date of the election if the director receives a greater number of “withheld” votes than “for” votes. The Governance Committee will then consider all of the relevant facts and circumstances and recommend to the full Board the action to be taken with respect to the offer to resign;

•	approval of the Governance Committee to serve as a Director, officer or employee of a competitor of the Company; and

•	prompt notification to the Chairman of the Board and Chairman of the Governance Committee upon the acceptance of a directorship of any other public company or any assignment to the Audit or Compensation Committees of the board of any public company.

The Governance Committee also plays a leadership role in shaping the Company’s corporate governance. It undertakes an annual corporate governance self-assessment, consisting of a thorough review of the Company’s corporate governance practices. The Governance Committee reviews the Company’s practices and best practices followed by other companies. The goal is to maintain a corporate governance framework for the Company that is effective and functional and that fully addresses the interests of the Company’s stakeholders. The Governance Committee determined that the Company operates under many corporate governance best practices. The Governance Committee may from time to time recommend enhanced corporate governance standards to the Board. The Board voted to approve these standards which are reflected in:

•	the Corporate Governance Guidelines;

•	the Charters for each of the Board’s Committees; and

•	an expanded Code of Business Conduct and Ethics for all Directors, officers and employees.

The standards reflected in these documents implement and strengthen the Company’s corporate governance practices. These documents, and others related to corporate governance, are available at www.devonenergy.com.

With the Company’s fundamental corporate governance practices firmly in place and annually evaluated, the Governance Committee is prepared to respond quickly to new regulatory requirements and emerging best practices. The Governance Committee intends to continue to require an annual evaluation of the effectiveness of the Board and its Committees and an annual self-assessment of the performance and effectiveness by each member of the Board to enable the Company to maintain its position at the forefront of corporate governance best practices.

John A. Hill, Chairman
Robert A. Mosbacher, Jr.
Mary P. Ricciardello

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AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee which is currently comprised of four independent Directors. The Board and the Audit Committee believe that the Audit Committee’s current membership satisfies the rules of the NYSE that govern audit committee composition, including the requirement that audit committee members all be independent directors as that term is defined under the listing standards of the NYSE. Also, for purposes of complying with the listing standards of the NYSE, the Board has determined that Michael M. Kanovsky’s simultaneous service on the audit committees of more than three public companies does not impair his ability to effectively serve on the Company’s Audit Committee. The Audit Committee operates under a written charter approved by the Board of Directors. The Charter is available at www.devonenergy.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal controls. This system is designed to provide reasonable assurance regarding the achievement of objectives in the areas of reliability of financial reporting, effectiveness and efficiency of operations and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and the audited financial statements in the Annual Report. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

In fulfilling its duties during 2009, the Audit Committee:

•	reviewed with the independent auditors their opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and the effective operation of the Company’s internal controls over financial reporting;

•	reviewed with independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and other matters;

•	discussed with the independent auditors other matters under generally accepted auditing standards, including Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	discussed with the independent auditors the auditors’ independence, including the matters in the written disclosures and the letter received from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	discussed with the independent auditors the overall scope and plans for their audit; and

•	met with the independent auditors, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 that has been filed with the SEC. The Audit Committee has approved KPMG LLP as the Company’s independent auditors for the year ending December 31, 2010.

Thomas F. Ferguson, Chairman
Michael M. Kanovsky
J. Todd Mitchell
Mary P. Ricciardello

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Independent Auditors’ Fees

Under the terms of its Charter, the Audit Committee approves the fees we pay our independent auditors. For the years ended December 31, 2009 and December 31, 2008, we paid the following fees to KPMG LLP:

	2009	2008

Audit fees	$3,258,000	$3,419,000
Audit related fees	115,000	371,000
Tax fees	271,000	386,000
All other fees	—	—

	$3,644,000	$4,176,000

Audit fees include services for the audits of the financial statements and the effective operation of our internal controls over financial reporting. Audit related fees consisted principally of audits of financial statements of certain affiliates and subsidiaries and certain accounting consultation. Tax fees consisted of tax compliance and tax consulting fees. The Audit Committee has considered whether the provisions of audit related services and tax services are compatible with maintaining KPMG LLP’s independence and has determined the auditors’ independence is not impaired.

Audit Committee Pre-Approval Policies and Procedures

All of the 2009 and 2008 audit and non-audit services provided by KPMG LLP were approved by the Audit Committee. The non-audit services which were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditors’ independence.

The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditors. The services and fees must be deemed compatible with the maintenance of the auditors’ independence, including compliance with SEC rules and regulations.

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RESERVES COMMITTEE REPORT

In 2004, the Board of Directors established a Reserves Committee which is currently comprised of three independent Directors. The Reserves Committee operates under a charter approved by the Board of Directors which is available at www.devonenergy.com. The Reserves Committee oversees, on behalf of the Board, the evaluation and reporting process of the Company’s oil, natural gas and natural gas liquids reserves data. Management and our independent engineering consultants have the primary responsibility for the preparation of the reserves reports. In fulfilling its oversight responsibilities, the Reserves Committee reviewed with management the internal procedures relating to the disclosure of reserves in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, having regard to industry practices and all applicable laws and regulations. In fulfilling its duties during 2009, the Reserves Committee has:

•	approved AJM Petroleum Consultants, LaRoche Petroleum Consultants, Ltd. and Ryder Scott Company L.P., as the Company’s independent engineering consultants for the year ended December 31, 2009;

•	reviewed with the independent engineering consultants the scope of the annual review of the Company’s reserves;

•	met with the independent engineering consultants, with and without management, to review and consider the evaluation of the reserves and any other matters of concern in respect to the evaluation of the reserves;

•	reviewed and approved any statement of reserves data or similar reserves information, and any report of the independent engineering consultants regarding such reserves to be filed with any securities regulatory authorities or to be disseminated to the public;

•	reviewed the internal procedures relating to the disclosure of reserves; and

•	ensured that the independent engineering consultants were independent prior to their appointment and throughout their engagement.

In reliance on the reviews and discussions referred to above, the Reserves Committee recommended to the Board of Directors, and the Board has approved, that the reserves information be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 that has been filed with the SEC.

J. Todd Mitchell, Chairman
Robert L. Howard
Michael M. Kanovsky

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We depend on the performance of highly trained, experienced and committed executive officers who have the skills, education, background and personal qualities necessary to lead an oil and gas business. This requires that our executive compensation programs attract and retain effective leaders in a competitive market for personnel with proven track records in the oil and gas industry.

The past year witnessed continued volatility in oil and gas prices. However, the Company delivered solid financial and operating results and took strategic action to improve the Company’s cash flow and growth prospects. We believe our compensation programs have served the Company and its stockholders well during a challenging and transformative year for the Company and the industry.

This Compensation Discussion and Analysis (CD&A) describes the overall executive compensation approach at the Company and specifically discusses total compensation for the following named executive officers:

•	J. Larry Nichols, Chairman of the Board and Chief Executive Officer

•	John Richels, President

•	Danny J. Heatly, Senior Vice President — Accounting and Chief Accounting Officer (principal financial officer)

•	David A. Hager, Executive Vice President — Exploration and Production

•	Darryl G. Smette, Executive Vice President — Marketing and Midstream

•	Steven J. Hadden, former Executive Vice President — Exploration and Production

In addition to the term “named executive officers,” we use one other term in this CD&A to identify a group of our executives. The term “executive officers” refers to Messrs. Nichols and Richels as well as our executive vice presidents. Six employees, including Messrs. Smette and Hager, were executive vice presidents at the end of 2009.

This CD&A includes Mr. Heatly as a named executive officer because the SEC requires us to provide information about the compensation of the Company’s principal financial officer. Mr. Heatly was not an executive officer in 2009. Processes and decisions related to Mr. Heatly’s compensation were more in line with other non-executive officers.

Although Mr. Hadden left the Company prior to the end of the year, this CD&A includes him as a named executive officer because his compensation in 2009, as a result of severance payments, requires his inclusion.

Compensation Philosophy and Objectives

Overview

The Company strives to optimize value for its stockholders by growing reserves, production, earnings and cash flows. This demands that the Company, among other things, exercise capital discipline, invest in oil and gas properties with high operating margins, balance its reserves and production mix between natural gas and liquids and maintain a low overall cost structure.

We believe that this operating strategy requires a compensation philosophy that recognizes near-term operational and financial success as well as decision making that supports long-term value creation. For these reasons, our executive compensation program is designed to strike the appropriate balance between the near-term and the long-term.

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The goals of our compensation program are to:

•	motivate, reward, develop and retain management talent to support our goal of increasing stockholder value;

•	effectively compete against other oil and gas companies for executive talent;

•	consider and respond to developments within the oil and gas industry;

•	provide balanced incentives for the achievement of near-term and long-term objectives, without motivating executives to take excessive risk; and

•	emphasize direct compensation over indirect compensation, such as benefits and perquisites.

The following table gives a broad overview of the elements of our executive compensation program, including the description and purpose of each element and the market guidelines we target. In each case, the market guidelines refer to an element’s relative value within a group of industry peer companies for comparable executive roles (see further discussion below under “Benchmarking”).

Compensation Element	Description and Purpose	Market Guidelines
Base Salary	Provides fixed compensation to pay for experience, expertise and knowledge	At or slightly above the 50th percentile
Annual Cash Bonus	Emphasizes near-term performance results and current decision-making that affects long-term value creation	From the 50th to 75th percentiles based on performance
Long-Term Incentive Awards
Aligns executives’ long-term interests with those of our stockholders

Promotes retention of executives through vesting of awards over time

Provides for meaningful share ownership opportunities

Emphasizes long-term performance results
From the 50th to 75th percentiles based on performance
Retirement and Other Benefits
Retirement benefits provide long-term financial security

Other benefits include basic health and welfare programs that are made available to all employees

Severance benefits allow for short-term financial security in certain cases of termination
Provide program features competitive with the peer group

For executive officers, we generally target total direct compensation, which we define as the aggregate of base salary, annual cash bonus and long-term incentive awards, between the 50thand 75th percentiles

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of the peer group. The most recent data available to the Company in 2009 indicated that its total direct compensation for named executive officers ranged from the 50th to approximately the 75th percentile at that time.

Balancing Compensation for Near-Term and Long-Term Performance

To reinforce the goals of achieving both near-term results and long-term stockholder value, the Company provides executive officers both annual cash bonuses and long-term incentive awards. We believe that properly allocating these compensation elements is critical in motivating executive officers to carry out our operating strategy. Overall, the value of an executive officer’s total compensation is weighted in favor of long-term incentives.

Compensation Weighted Toward Performance-Based Compensation

We believe that the proportion of any employee’s total direct compensation that varies based on performance should increase as the scope of an employee’s ability to influence our results increases. Since executive officers have the greatest influence over our results, a significant portion of their overall compensation consists of cash bonuses and long-term incentive awards that vary based on performance. In 2009, for example, approximately 90% of the estimated value of the total direct compensation of our Chief Executive Officer was variable. For all other named executive officers, the estimated value of the variable portion of their total direct compensation in 2009 ranged from approximately 80% to 85% of their total direct compensation.

Compensation Process

Our process for reviewing and determining the compensation for named executive officers involves the Compensation Committee of the Board of Directors (the “Committee”), executive officers of the Company and an external compensation consultant. The roles of these individual parties are described further in the following sections.

Role of the Committee and Executive Officers

The Committee establishes our executive compensation philosophy and administers the overall executive compensation program. The Committee operates under a written charter approved by the Board of Directors, a copy of which is available at www.devonenergy.com.

Each year, the Committee conducts an individual, in-depth interview of each executive officer to discuss the officer’s analysis of the Company’s overall performance for the year and performance within his area of responsibility. We believe this is a unique practice among compensation committees and a highly effective tool in the Committee’s oversight of the executive compensation process. In addition, the CEO and the President discuss with the Committee their evaluation of each executive officer’s performance, role, development and potential to take on greater or different responsibilities. The CEO and President then recommend to the Committee compensation changes for executive officers. Neither the CEO nor the President makes any recommendation to the Committee regarding his own compensation.

The Committee considers the compensation philosophy, the Company’s recent performance, each executive officer’s individual performance during the year, the Committee’s interviews with executive officers, the CEO’s and the President’s recommendations, the external compensation consultant’s input and the Committee’s own review of competitive market data. The Committee then determines whether to accept the CEO’s and the President’s recommendations of compensation for executive officers, and in a closed session without any executive officer present, sets the CEO’s and the President’s compensation.

Compensation decisions are further discussed in the “Compensation Decisions in 2009” section that follows.

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Role of the Compensation Consultant

For the 2009 compensation process, the Committee retained as its external compensation consultant (the “Compensation Consultant”) representatives from the Talent & Organizational Consulting business of Hewitt Associates LLC. The Compensation Consultant evaluated the competitiveness of our programs and assisted with executive compensation program design. The Committee did not direct the particular manner or method in which the Compensation Consultant performed these services. The Committee has the final authority to hire and terminate the Compensation Consultant, and the Committee evaluates the performance of the Compensation Consultant annually. See page 13 for further information about services provided by Hewitt Associates LLC.

Benchmarking

To successfully compete for executive talent, the Committee, working with the Compensation Consultant, annually compares the compensation of our executives against the compensation of similarly-situated executives at peer companies. The Company establishes a peer group consisting of oil and gas companies and energy services companies with revenue levels and asset and market values similar to the Company. The Company also considers the enterprise value of the companies — calculated as the market value of a company plus (i) long-term debt and preferred stock, minus (ii) cash and cash equivalents — in establishing a peer group. The Committee believes these metrics are appropriate for determining peers because they provide a reasonable point of reference for comparing executives with similar positions and responsibilities.

For 2009, the Committee approved a peer group consisting of the 21 companies listed below:

Anadarko Petroleum Corporation*
Apache Corporation*
Baker Hughes Incorporated
Chesapeake Energy Corporation*
Chevron Corporation*
ConocoPhillips*
Dominion Resources, Inc.
El Paso Corporation
EnCana Corporation*
EOG Resources, Inc.*
Halliburton Company
Hess Corporation*
Marathon Oil Corporation*
Murphy Oil Corporation*
Nabors Industries Ltd.
Occidental Petroleum Corporation*
Schlumberger Limited
Tesoro Corporation
Transocean Inc.
Valero Energy Corporation
The Williams Companies, Inc.

The companies designated with an asterisk (*) are included in a subset of peer companies focused on oil and gas exploration and production (E&P). The Committee referred to compensation by these peers in evaluating industry-specific executive roles.

The Committee’s benchmarking analysis consists of all components of total direct compensation, including base salary, annual bonus and long-term incentives. The Compensation Consultant collected and summarized compensation data from the proxy statements of the peer group and the Compensation Consultant’s proprietary databases. The compensation data are typically from the prior

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year. Thus, when setting current compensation, the Committee works with the Compensation Consultant to adjust the data to account for known or expected changes in the market between the effective date of the data and the current date. Additionally, the Committee typically excludes from its benchmarking analysis those few companies whose compensation far exceeds the compensation found at a majority of the peer group.

Tally Sheets and Review of Personal Use of Corporate Aircraft

The Committee annually reviews tally sheets for named executive officers, including potential payments under various termination scenarios. Further detail can be found in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement. The Committee also reviews both IRS and SEC calculations in connection with the valuation of personal use of the corporate aircraft.

The Committee has determined that the amounts reflected in these reviews are reasonable and consistent with the Company’s compensation philosophy. The Committee has noted that in the case of personal use of the corporate aircraft, the values for named executive officers were significantly less than those reported by our peer companies.

Succession Planning

The Company has a robust succession planning process to ensure the development of executive talent for the near and long term. The process and progress are reviewed with the Committee and the Board of Directors on an annual basis.

Overview of Executive Compensation Elements Used in 2009

Overview

We use several different compensation elements in our executive compensation program for the purpose of addressing both near-term and long-term value creation for the Company. As outlined earlier, the primary components of our executive compensation program consist of:

•	base salary;

•	annual cash bonus;

•	long-term incentives; and

•	retirement and other benefits.

The sections that follow further describe the design of each compensation element.

Base Salary

The Committee reviews and approves, on an annual basis, the base salaries of our named executive officers. We consider a competitive base salary vital to ensuring the continuity of our management. The following factors are considered when establishing base salaries for the named executive officers:

•	external market forces and data, including the competitive market information provided by the Compensation Consultant;

•	the scope of responsibility, experience and tenure of each executive;

•	the development plans for the executive and his potential to take on greater or different responsibilities; and

•	internal equity considerations.

We believe that our ability to achieve our objectives depends in large part on employing an executive leadership team that has a combination of significant industry experience and longevity with the Company.

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In order to attract and retain such executives, their base salaries must be competitive with the base salaries of executive officers of peer companies with whom we compete for executive personnel. We believe that targeting base salaries at or slightly above the market median enables us to compete successfully and allows us to heavily weight our overall compensation package toward pay that varies based on performance.

Annual Cash Bonus

The Committee annually considers cash bonus awards for our named executive officers. The Committee believes that the executives’ cash bonuses should reflect the near-term operating, strategic, and financial performance and current decision-making that affects long-term stockholder value. In that regard, bonuses awarded by the Committee are intended to be competitive with the market while rewarding named executive officers for:

•	delivering near-term financial and operating results;

•	developing long-term growth prospects;

•	cultivating internal talent;

•	building on our positive relationships with regulators, landowners and other stakeholders;

•	improving the efficiency and effectiveness of business processes on a continuous basis; and

•	building a culture of mutual respect and teamwork focused on creating long-term stockholder value.

To that end, in determining the appropriate bonus amounts, the Committee considers our compensation philosophy, recent Company performance, each named executive officer’s individual performance during the year, competitive market conditions, historical practices and incentive awards for others in the Company. The Committee does not assign specific target or maximum cash bonus award levels to the named executive officers.

When evaluating recent Company performance, the Committee considers, among other things, our performance in relation to goals approved by the Board of Directors at the beginning of the year. These goals cover a number of both quantitative and qualitative areas, such as growing our oil and gas production and reserves, adhering to capital and operating budgets, delivering stockholder returns, improving environmental, health and safety performance, and enhancing our workforce planning. The Committee does not assign a specific weight to any particular performance goal nor is a specific weight assigned to the performance goals in the aggregate.

In addition to considering the Company’s quantitative and qualitative performance goals set at the beginning of the year, the Committee also takes into account market and economic trends and forces, extraordinary internal and market-driven events, unanticipated developments, and other extenuating circumstances. In short, the Committee exercises a comprehensive approach in determining the amount of annual cash bonuses for named executive officers.

While our approach to annual bonuses is not formulaic, it is methodical and purposeful. We have considered the relative merits of a non-formulaic approach to paying annual bonuses versus a formulaic approach. We have concluded that the present non-formulaic approach leads to the creation of a highly effective, nimble management team that is evaluated on its ability to be flexible in addressing changing market and industry conditions while executing the Company’s overall business strategy. We believe the Company’s recent and long-term performance demonstrate that this flexible approach works well.

Long-Term Incentives

A key element of our compensation program is to reward named executive officers for long-term strategic accomplishments and enhancement of long-term stockholder value through equity based incentives that vest over an extended period of time. We believe that long-term incentive compensation

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plays an essential role in attracting and retaining executive officers and aligns their interests with the long-term interests of our stockholders.

The Committee approves long-term incentive awards to named executive officers at the year-end Committee meeting in December. The Committee does not backdate stock option grants and does not time the grant of awards in coordination with the release of material nonpublic information.

We establish long-term incentive target values for each level of responsibility within the Company, including the named executive officers. In analyzing the value of long-term incentives awarded to our executives, the Committee takes into account:

•	our compensation philosophy;

•	recent Company performance with a focus on how such performance creates value for our stockholders over the long term;

•	each executive officer’s individual performance during the year;

•	competitive market conditions;

•	historical practices;

•	incentive awards for others in the organization; and

•	the overall impact of awards on the Company’s share dilution levels.

Our long-term incentive awards consist of stock options and restricted stock. Stock option awards give executive officers the right to purchase common stock of the Company at a specified price within a specified period of time. Restricted stock awards consist of grants of our common stock that will only be earned by an executive officer when the restrictions lapse. For the stock options awarded in 2009, 20% of the stock options immediately vested and became exercisable on the grant date. An additional 20% of each grant vests and becomes exercisable on each of the first four anniversaries of the original grant. With respect to restricted stock awards made in 2009, 25% of each award vests on each of the first four anniversary dates of the original grant. Executive officers generally forfeit the remaining portion of any award if they are not employed by the Company at the time the remaining portion of the award is otherwise scheduled to vest. Upon retirement from the Company, executive officers who meet certain years of service and age criteria may continue to vest in outstanding equity based grants in accordance with the vesting dates established in the original grants so long as they agree to certain covenants to protect the Company’s business.

The vesting schedule of our awards provides a strong incentive for our executive officers to continue service with the Company for an extended period. Moreover, the long-term interests of our executive officers and our stockholders align in that both groups are rewarded when our common stock appreciates in value over time. This is particularly true with respect to stock options because executive officers only stand to gain from their receipt of stock options if our common stock appreciates in value.

Stock Ownership Guidelines

Historically, we have encouraged our executives to own our stock and have monitored ownership levels. At its meeting in March 2010, the Board of Directors adopted stock ownership guidelines that formalize expectations as to the ownership levels of our executive officers. The Board expects each executive officer who has served in such capacity for at least five years to own shares of common stock equal in value to a multiple of his base salary. The guidelines establish the following minimum ownership levels:

Officer Title	Share Ownership Expectation as Multiple of Base Salary

Chief Executive Officer	Five times base salary
President	Four times base salary
Executive Vice Presidents	Three times base salary

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As of March 31, 2010, each executive officer held stock in excess of the levels required in the guidelines. For purposes of calculating share ownership levels, the Board includes (i) shares owned directly by the officer and his immediate family members who share the same household, (ii) shares owned beneficially by the officer and his immediate family members residing in the same household, and (iii) unvested restricted stock for which the restrictions have not lapsed.

The Company also has a policy that prohibits our personnel from engaging in short-term or speculative transactions involving our common stock. This policy prohibits trading in our stock on a short-term basis, engaging in short sales, buying and selling puts and calls, and discourages the practice of purchasing Devon stock on margin.

For additional detail on the stock owned by our named executive officers, please refer to the Security Ownership of Management table on page 53.

Retirement Benefits

Our named executive officers are entitled to participate in the following retirement benefits:

•	a qualified 401(k) Plan with a Company match of up to 6%;

•	a nonqualified Deferred Compensation Plan that allows executives to defer compensation beyond the limits placed on the 401(k) Plan and permits the Company to contribute a match to the extent that the match available under the qualified 401(k) Plan is limited;

•	a qualified Defined Benefit Plan that provides annual retirement income of 60% of final average compensation (i.e., the average of the highest three consecutive years’ compensation out of the last 10 years), less any benefits due to the participant under Social Security, times a fraction, the numerator of which is credited years of service up to a maximum of 25 and the denominator of which is the greater of 25 or service projected to age 65 (where the fraction is no greater than one); and

•	a nonqualified defined benefit plan (the Supplemental Retirement Income Plan or “SRIP”) that, among other things, provides retirement benefits calculated without certain limitations applicable to the Defined Benefit Plan, accrues over 20 years of service (rather than the 25 years applicable to the Defined Benefit Plan), includes a five-year vesting schedule, and allows for payments in a lump sum upon a change in control of the Company.

Mr. Hager joined the Company after our Defined Benefit Plan was closed to new participants. In lieu of participating in the Defined Benefit Plan, Mr. Hager is eligible to participate in the enhanced defined contribution structure of the 401(k) plan and receive a Company contribution to his 401(k) account of 8% to 16% of his compensation. He is also eligible to participate in additional nonqualified defined contribution plans in lieu of participating in the SRIP.

For additional information on the Defined Benefit Plan, the SRIP and the defined contribution plans and the present values of the accumulated benefits of our named executive officers under each plan, please refer to the Pension Benefits for the Year Ended December 31, 2009 section on page 40 and the Nonqualified Deferred Compensation in 2009 section on page 44.

Other Benefits

We provide executive officers with perquisites on a limited basis. For example, Messrs. Nichols and Richels may make personal use of our aircraft on a limited basis; however, their use of our aircraft has been infrequent. Additionally, personal use of our aircraft by other officers may be appropriate if there is a health related or other emergency reason, the flight coincides with a business related flight or there is some other urgent matter that requires the executive’s attendance.

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Post-Termination or Change in Control Benefits

We maintain employment agreements with each of our named executive officers except for Mr. Heatly, with whom we have a severance agreement. These agreements give each named executive officer certain additional compensation if his employment is involuntarily terminated other than for cause or if the executive voluntarily terminates his employment for good reason, as those terms are defined in the relevant agreements. Also, in these situations, the applicable named executive officer fully vests in any unvested long-term incentive awards.

If a named executive officer other than Mr. Heatly is terminated within two years of a change in control, the executive is also entitled to an additional three years of service credit and age in determining entitlement to retiree medical benefits and SRIP benefits (or with respect to Mr. Hager’s nonqualified defined contribution plan, an additional three years of contributions by the Company). If Mr. Heatly is terminated within two years of a change in control, he is entitled to an additional two years of service credit and age in determining his entitlement to retiree medical benefits.

As noted above, Mr. Heatly was not an executive officer in 2009. Accordingly, his post-termination arrangements are more in line with other non-executive officers.

Post-termination and change in control benefits are typical in the oil and gas industry and necessary in order to compete for executive talent. Please refer to the Potential Payments Upon Termination or Change in Control section on page 45 for more information.

Compensation Decisions in 2009

As discussed in the “Compensation Process” section of this CD&A, the Committee considers the following factors in making annual compensation decisions for the named executive officers:

•	our compensation philosophy;

•	recent Company performance;

•	each named executive officer’s individual performance during the year;

•	interviews with the executive officers;

•	the Compensation Consultant’s input;

•	the Committee’s own review of competitive market data; and

•	the CEO’s and the President’s recommendations (as applicable).

In 2009, the Committee also considered the current economic environment and the unique dynamics of the oil and gas industry.

Base Salary

A November 2009 review of the benchmarking data indicated that base salaries for the named executive officers would generally meet the Company’s market objective on an overall basis. The Committee also determined that in the current economic environment the Company should continue to take a conservative approach to fixed costs. Therefore, the Committee continued into 2010 a salary freeze instituted in 2009 for named executive officers.

As previously noted, the Committee does not determine Mr. Heatly’s compensation.

Please refer to the Summary Compensation Table for further information on the base salaries of named executive officers.

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Annual Cash Bonus

Overall in 2009, the Committee concluded that the Company achieved key operational and other successes in a challenging economic environment. Additionally, the Committee believes that the Company strengthened its strategic positioning for the future. In its evaluation, the Committee noted the following metrics related to Company performance:

•	achieved an oil and gas reserve replacement rate of 200% related to continuing operations (excluding reserve revisions due to price);

•	increased oil and gas production by 4% to 233 million barrels of oil equivalent (BOE) related to continuing operations;

•	lowered lease operating expense per BOE from $8.29 in 2008 to $7.16 in 2009 related to continuing operations;

•	recorded pre-income tax cash costs per BOE in the lower half of our E&P peers;

•	exercised significant financial discipline in relation to capital expenditure and operating budgets;

•	secured future cash flow through increased use of oil and gas hedging contracts; and

•	strengthened Company growth and return prospects by repositioning the Company through the proposed divestiture of offshore assets to focus on higher return North American onshore assets.

Although the Company delivered positive stockholder returns for 2009, the Committee noted that stockholder returns underperformed relative to our E&P peers. The Company’s earnings were also in the lower half of the earnings reported by the same peers. Stock performance and earnings were impacted by significant expenditures made on long-term projects, the underfunding of onshore growth projects and the lack of natural gas price hedging.

In its evaluation of the Company’s performance relating to stakeholders, business processes and learning and people, the Committee noted that the Company met the following goals:

•	continued to build the Company’s positive reputation with stakeholder groups;

•	maintained high levels of environmental health and safety performance in our operations;

•	improved the workforce planning process to align with corporate strategy and budgeting process;

•	enhanced strategies for cultivating leadership talent, including succession management; and

•	continued to build on the Company’s reputation as a desirable employer.

The Committee conducted a thorough evaluation of each named executive officers’ performance, including the individual interviews described above. Among the named executive officers for whom it made bonus determinations, the Committee determined that each had made significant contributions to the Company’s overall results. As previously noted, the Committee does not determine the bonus for Mr. Heatly.

The 2009 benchmarking indicated that bonuses paid to the named executive officers for 2008 performance generally met the Company’s market objective on an overall basis.

Based on the Committee’s evaluation of the Company’s performance in 2009 and other factors that it considers when making annual cash bonus decisions (described in “Annual Cash Bonus” under the “Overview of Executive Compensation Elements in 2009” section of the CD&A), the Committee determined that cash bonuses should be significantly lower than those for 2008. In the case of the

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Company’s executive officers, bonuses were 30% less than those paid for the prior year. The following cash bonuses were awarded to the named executive officers:

2009
Name	Cash Bonuses
J. Larry Nichols	$2,100,600
John Richels	$1,400,600
Danny J. Heatly	$275,600
David A. Hager	$680,500
Darryl G. Smette	$630,600
Stephen J. Hadden	—

Please refer to the Summary Compensation Table for further information on the annual cash bonuses of named executive officers.

Long-Term Incentives

For 2009, the Committee made grants of long-term incentive awards to named executive officers in the form of stock options and restricted stock that vest as described in the CD&A section titled “Overview of Executive Compensation Elements Used in 2009.” As was the case in 2008, approximately one-half of the total award value was granted in options, and one-half of the award value was granted in restricted stock. We continue to believe this combination promotes stockholder value creation as well as executive stock ownership and retention.

Benchmarking conducted in 2009 indicated that the value of long-term incentives awarded to the named executive officers in 2008 generally fell within the Company’s market objective of the 50th to 75th percentile of peers.

During its year-end meeting, the Committee approved the grants set forth in the table below, which approximate the value of incentives granted in the prior year. In making these grants, the Committee considered the 2009 benchmarking results and other factors that it considers when making long-term incentive grant decisions (described in “Long-Term Incentives” under the “Overview of Executive Compensation Elements in 2009” section of this CD&A). In particular, the Committee cited its confidence in the strategic direction set forth by the Company’s executive officers and its belief that the implementation of that strategy would have a positive impact on the long-term growth and return prospects for the Company.

	2009	2009
Name	Stock Awards	Option Awards
J. Larry Nichols	87,500	208,400
John Richels	43,000	119,600
Danny J. Heatly	9,800	27,300
David A. Hager(1)	40,400	101,800
Darryl G. Smette	14,700	41,000
Stephen J. Hadden	—	—

(1)	The amounts shown represent 20,000 shares of restricted stock and 45,000 stock options which were awarded upon Mr. Hager’s employment in March 2009. It also includes 20,400 shares of restricted stock and 56,800 stock options which were awarded upon the annual grant in December 2009.

For additional detail on the Company’s long-term incentive awards granted in 2009, please refer to the Summary Compensation Table and Grants of Plan-Based Awards During 2009.

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Material Differences in Compensation Decisions for Named Executive Officers

Mr. Nichols’ total compensation for 2009 was higher than that of other named executive officers primarily because of his position, his long tenure with the Company, his status as a founder of the Company, the compensation levels of comparable executives of other companies against whom his compensation is benchmarked and his greater influence over and responsibility for the entire Company (as opposed to a distinct division or function). In addition, Mr. Nichols’ compensation recognized his leadership role with respect to matters affecting the oil and gas industry generally.

Mr. Richels’ total compensation was higher than that of other named executive officers, except for Mr. Nichols, primarily because of his position, his experience and stature in the industry, his reporting relationship to the CEO, the compensation levels of comparable executives of other companies against whom his compensation is benchmarked and his greater influence over and responsibility for the entire Company (as opposed to a distinct division or function). In addition, Mr. Richels’ compensation recognized the leadership role he is exercising with respect to the day-to-day operations of the Company.

Mr. Hager’s and Mr. Smette’s total compensation levels reflected their roles and responsibilities as the respective heads of the Company’s exploration and production and midstream and marketing divisions, their individual contributions to the Company and the officer team, and compensation levels for similar positions at our peer companies.

As noted above, Mr. Heatly was not a executive officer in 2009, so his compensation was similar to other non-executive officers with significant responsibilities at the Company.

Conclusion

In summary, after evaluating all of the considerations reviewed by the Committee, including the current economic climate, the Committee believes the compensation delivered to the named executive officers for 2009 is reasonable and appropriate. Further, the Committee believes the total executive compensation program does not encourage executives to take unnecessary or excessive risk.

Considerations of Tax Implications

Section 162(m) of the Internal Revenue Code (the “Code”) disallows, with certain exceptions, a federal income tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer or any other named executive officer except the Chief Financial Officer. One exception applies to “performance-based compensation” paid pursuant to stockholder approved employee benefit plans (essentially, compensation that is paid only if the individual’s performance meets pre-established objective performance goals using performance measures approved by our stockholders).

Although we have generally attempted to structure executive compensation so as to preserve deductibility, we also believe that there are circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, even if it results in the non-deductibility of certain compensation under the Code. A portion of the payments made under our current annual cash compensation program are not deductible in accordance with the provisions of Section 162(m). However, the Committee has determined that the benefit of enhanced flexibility in program design outweighs the value of the lost deduction.

A minor portion of the stock options we granted to our executives are incentive stock options, which allow the executives to defer the payment of certain taxes upon exercise of the options and provide for the characterization of certain gains as long-term capital gains.

Section 422 of the Code limits the amount of incentive stock options that may vest for any one employee each year. Section 422 provides that, to the extent the aggregate fair market value of stock with respect to which incentive stock options become exercisable each year exceeds $100,000, such stock options will be treated as nonqualified stock options. We take this $100,000 limit into consideration when granting incentive stock options to our executives, so that their incentive stock options will not be recharacterized as nonqualified stock options.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the preceding Compensation Discussion and Analysis section with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Robert L. Howard, Chairman
John A. Hill
Robert A. Mosbacher, Jr.

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SUMMARY COMPENSATION TABLE

The following table and accompanying footnotes summarize the compensation earned, awarded or paid to our named executive officers for the years indicated below. The named executive officers are our Chief Executive Officer, our principal financial officer, our three other most highly compensated executive officers (other than our CEO and principal financial officer) for the year ended December 31, 2009 and one additional individual whose compensation in 2009, as a result of severance payments, exceeded that of certain of our other named executive officers.

						Change in
						Pension
						Value and
						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
		Salary	Bonus	Awards	Awards	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)
J. Larry Nichols	2009	1,400,000	2,100,600	5,582,500	5,761,447	1,034,772	323,241	16,202,560
Chairman of the Board and	2008	1,400,000	3,000,600	6,015,972	5,960,352	3,219,047	339,556	19,935,527
Chief Executive Officer	2007	1,200,000	2,600,600	5,215,275	6,519,791	2,425,191	247,063	18,207,920

John Richels	2009	1,150,000	1,400,600	2,743,400	3,017,759	2,080,364	195,647	10,587,770
President	2008	1,150,000	2,000,600	3,168,020	2,735,535	2,241,909	186,104	11,482,168
	2007	950,000	1,750,600	2,603,180	2,265,446	577,484	126,183	8,272,893

Danny J. Heatly	2009	339,900	275,600	625,240	638,776	408,005	40,622	2,328,143
Senior Vice President — Accounting	2008	333,046	350,600	674,886	669,839	435,865	35,001	2,499,237
(principal financial officer)	2007	300,000	320,600	618,334	530,964	157,740	29,418	1,957,056

David A. Hager	2009	504,952	680,500	2,195,320 (4)	2,110,437 (4)	—	9,302	5,500,511
Executive Vice President

Darryl G. Smette	2009	610,000	630,600	937,860	1,034,516	834,994	116,972	4,164,942
Executive Vice President	2008	610,000	900,600	1,045,120	972,347	1,406,109	124,603	5,058,779
	2007	575,000	875,600	1,025,225	890,840	758,532	93,128	4,218,325

Stephen J. Hadden(5)	2009	160,637	—	—	—	275,258	5,275,162	5,711,057
former Executive Vice President	2008	675,000	975,600	1,456,636	1,361,285	493,073	53,922	5,015,516
	2007	625,000	950,600	1,560,125	1,359,858	283,730	48,235	4,827,548

(1)	The dollar amounts reported in these columns represent the aggregate grant date fair values of the stock and option awards. The assumptions used to value stock and option awards are discussed in Note 12 — Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	The dollar amounts reported in this column reflect the aggregate change in the actuarial present value of each executive officer’s accumulated benefits under our Defined Benefit Plan and the SRIP during the applicable year. The amounts shown were not paid to the executives. None of our named executive officers received above market or preferential earnings on deferred compensation in any of the reported years. Mr. Hager joined the Company after our Defined Benefit Plan was closed to new participants.

(3)	Details of the dollar amounts in this column are shown in the table that follows.

(4)	The dollar amounts reported in this column reflect $893,800 of restricted stock and $677,254 of stock options which were awarded upon Mr. Hager’s employment in March 2009. It also includes $1,301,520 of restricted stock and $1,433,183 of stock options which were awarded upon the annual grant in December 2009.

(5)	Mr. Hadden was not employed by us on December 31, 2009; however, as a result of severance payments made in 2009, his compensation exceeded that of certain of our other named executive officers.

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The following table shows the components of “All Other Compensation” in the previous table.

		Group Term		Deferred
		Life	401(k) Plan	Compensation
		Insurance	Employer	Plan Employer	Severance	Personal
		Premiums	Match	Match	Payments	Air Travel	Total
Name	Year	($)	($)	($)	($)	($)(1)	($)
J. Larry Nichols	2009	14,478	14,700	226,200	—	67,863	323,241
	2008	14,478	13,800	214,500	—	96,778	339,556
	2007	14,478	13,500	190,800	—	28,285	247,063

John Richels	2009	4,902	14,700	160,200	—	15,845	195,647
	2008	4,902	13,800	133,500	—	33,902	186,104
	2007	4,902	13,500	103,800	—	3,981	126,183

Danny J. Heatly	2009	1,739	14,700	24,183	—	—	40,622
	2008	1,701	13,800	19,500	—	—	35,001
	2007	1,518	13,500	14,400	—	—	29,418

David A. Hager	2009	1,952	7,350	—	—	—	9,302

Darryl G. Smette	2009	7,524	14,700	75,300	—	19,448	116,972
	2008	7,524	13,800	72,000	—	31,279	124,603
	2007	7,524	13,500	67,800	—	4,304	93,128

Stephen J. Hadden	2009	605	14,700	83,700	5,176,157	—	5,275,162
	2008	2,622	13,800	37,500	—	—	53,922
	2007	2,622	13,500	30,000	—	2,113	48,235

(1)	The incremental cost of personal use of our aircraft is calculated based on our average variable operating costs. Variable operating costs include fuel, engine reserves, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours our aircraft flew to determine an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use to determine the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses.

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GRANTS OF PLAN-BASED AWARDS DURING 2009

					Grant
					Date Fair
		Number of	Number of		Value of
		Shares of	Securities	Exercise or	Stock and
		Stock or	Underlying	Base Price of	Option
		Units	Options	Option Awards	Awards
Name	Grant Date	(#)(1)	(#)(2)	($/Sh)(3)	($)(4)
	12/08/09	87,500			5,582,500
J. Larry Nichols	12/08/09		208,400	63.80	5,761,447

	12/08/09	43,000			2,743,400
John Richels	12/08/09		119,600	63.80	3,017,759

	12/08/09	9,800			625,240
Danny J. Heatly	12/08/09		27,300	63.80	638,776

	03/31/09	20,000			893,800
	03/31/09		45,000	44.69	677,254
	12/08/09	20,400			1,301,520
David A. Hager	12/08/09		56,800	63.80	1,433,183

	12/08/09	14,700			937,860
Darryl G. Smette	12/08/09		41,000	63.80	1,034,516

Stephen J. Hadden	—	—	—	—	—

(1)	Restricted stock vests at the rate of 25% on each of the first four anniversary dates of the original grant. Restricted stock award recipients are entitled to receive dividends on their unvested shares of restricted stock.

(2)	Stock options vest at the rate of 20% on the date of grant and 20% on each of the first four anniversary dates of the grant date.

(3)	The exercise price for stock options is equal to the closing price of our common stock on the date of grant.

(4)	The dollar amounts reported in this column represent the aggregate grant date fair values of the stock and option awards. The assumptions used to value stock and option awards are discussed in Note 12 — Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

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OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock awards owned by our named executive officers on December 31, 2009.

	Option Awards					Stock Awards
						Number of	Market Value
	Number of		Number of			Shares or	of Shares
	Securities		Securities			Units of	or Units
	Underlying		Underlying	Option		Stock That	of Stock
	Unexercised		Unexercised	Exercise	Option	Have Not	That Have
	Options (#)		Options (#)	Price	Expiration	Vested	Not Vested
Name	Exercisable		Unexercisable	($)	Date	(#)(1)	($)(2)
J. Larry Nichols	140,000	(3)		25.85	11/29/2010
	120,000	(4)		26.43	12/03/2011
	210,000	(4)		17.43	12/04/2011
	40,000	(5)		34.27	09/14/2012
	210,000	(4)		23.05	12/02/2012
	125,000	(4)		38.45	12/08/2012
	141,100	(4)		66.39	12/11/2013
	114,990	(4)	28,720	71.01	12/11/2014
	92,040	(4)	61,360	89.15	12/09/2015
	96,000	(4)	144,000	65.32	12/07/2016
	41,680	(4)	166,720	63.80	12/07/2017
						13,850	1,017,975
						29,250	2,149,875
						69,075	5,077,013
						87,500	6,431,250

John Richels	40,000	(3)		25.85	11/29/2010
	56,000	(4)		26.43	12/03/2011
	55,000	(4)		17.43	12/04/2011
	12,000	(5)		34.27	09/14/2012
	106,000	(4)		23.05	12/02/2012
	55,000	(4)		38.45	12/08/2012
	43,400	(4)		66.39	12/11/2013
	50,880	(4)	12,720	71.01	12/11/2014
	46,080	(4)	30,720	89.15	12/09/2015
	50,640	(4)	75,960	65.32	12/07/2016
	23,920	(4)	95,680	63.80	12/07/2017
						6,150	452,025
						14,600	1,073,100
						36,375	2,673,563
						43,000	3,160,500

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	Option Awards					Stock Awards
						Number of	Market Value
	Number of		Number of			Shares or	of Shares
	Securities		Securities			Units of	or Units
	Underlying		Underlying	Option		Stock That	of Stock
	Unexercised		Unexercised	Exercise	Option	Have Not	That Have
	Options (#)		Options (#)	Price	Expiration	Vested	Not Vested
Name	Exercisable		Unexercisable	($)	Date	(#)(1)	($)(2)
Danny J. Heatly	26,138	(4)		26.43	12/03/2011
	162	(4)		23.05	12/02/2012
	30,000	(4)		38.45	12/08/2012
	15,800	(4)		66.39	12/11/2013
	13,680	(4)	3,420	71.01	12/11/2014
	10,800	(4)	7,200	89.15	12/09/2015
	12,400	(4)	18,600	65.32	12/07/2016
	5,460	(4)	21,840	63.80	12/07/2017
						1,794	131,859
						3,468	254,898
						7,749	569,552
						9,800	720,300

David A. Hager	3,000	(7)		75.31	08/30/2015
	3,000	(8)		112.59	06/03/2016
	9,000	(4)	36,000	44.69	03/30/2017
	11,360	(4)	45,440	63.80	12/07/2017
						20,000	1,470,000
						20,400	1,499,400

Darryl G. Smette	56,000	(4)		26.43	12/03/2011
	43,000	(4)		17.43	12/04/2011
	106,000	(4)		23.05	12/02/2012
	40,000	(4)		38.45	12/08/2012
	29,400	(4)		66.39	12/11/2013
	25,440	(4)	6,360	71.01	12/11/2014
	18,120	(4)	12,080	89.15	12/09/2015
	18,000	(4)	27,000	65.32	12/07/2016
	8,200	(4)	32,800	63.80	12/07/2017
						3,075	226,013
						5,750	422,625
						12,000	882,000
						14,700	1,080,450

Stephen J. Hadden	11,512	(6)		34.75	03/11/2012
	40,000	(4)		38.45	03/11/2012
	32,600	(4)		66.39	03/11/2012
	36,400	(4)		71.01	03/11/2012
	46,100	(4)		89.15	03/11/2012
	63,000	(4)		65.32	03/11/2012

(1)	Restricted stock awards granted December 12, 2006, August 31, 2007, December 10, 2007, June 4, 2008, December 8, 2008, March 31, 2009 and December 8, 2009 vest 25% on each anniversary of the grant date.

(2)	Based on a stock price of $73.50, the closing price of our common stock on December 31, 2009.

(3)	Options granted November 29, 2000 vested on November 29, 2000.

(4)	Options granted December 4, 2001, December 2, 2002, December 4, 2003, December 9, 2004, December 12, 2005, December 12, 2006, December 10, 2007, December 8, 2008, March 31, 2009 and December 8, 2009 vested 20% on the date of grant and an additional 20% on each anniversary of the grant date.

Commitment Runs Deep

(5)	Options granted September 15, 2004 vested 20% on September 15, 2004, December 4, 2004, December 4, 2005, December 4, 2006, and December 4, 2007.

(6)	Options granted July 30, 2004 vested 20% on July 30, 2004, December 4, 2004, December 4, 2005, December 4, 2006, and December 4, 2007.

(7)	Options granted August 31, 2007 vested on August 31, 2007.

(8)	Options granted June 4, 2008 vested on June 4, 2008.

OPTION EXERCISES AND STOCK VESTED DURING THE YEAR ENDED
DECEMBER 31, 2009

The table below shows the number of shares of our common stock acquired during 2009 upon the exercise of options. This table also includes information regarding the vesting during 2009 of stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)(1)	Acquired on Vesting (#)	Vesting ($)(2)
J. Larry Nichols	140,000	6,766,375	65,050	4,156,166

John Richels	—	—	29,750	1,900,731

Danny J. Heatly	—	—	7,861	502,267

David A. Hager	—	—	—	—

Darryl G. Smette	1,772	95,035	12,775	816,266

Stephen J. Hadden	—	—	45,600	2,373,024

(1)	The dollar amounts shown in this column are determined by multiplying the number of options exercised by the difference between the per share exercise price of the options and the per share closing price of our common stock on the exercise date.

(2)	The dollar amounts shown in this column are determined by multiplying the number of stock awards that vested by the per share closing price of our common stock on the vesting date.

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PENSION BENEFITS FOR THE YEAR ENDED DECEMBER 31, 2009

We maintain three defined benefit retirement plans in which our named executive officers, except Mr. Hager, may participate:

•	A tax qualified defined benefit retirement plan and related trust for certain employees (the “Defined Benefit Plan”);

•	A nonqualified Benefit Restoration Plan (the “BRP”) that provides benefits that would be provided under the Defined Benefit Plan except for:

•	limitations imposed by the Code;

•	limitations imposed for those who earned greater than $220,000; and

•	the inclusion of nonqualified deferred compensation in the definition of compensation.

•	A nonqualified Supplemental Retirement Income Plan (the “SRIP”) for a small group of executives that provides benefits similar to those provided by the BRP plus certain additional benefits.

The following table shows the estimated present value of accumulated retirement benefits as provided under the Defined Benefit Plan and the SRIP to the named executive officers. Mr. Hager does not participate in the Defined Benefit Plan, the BRP or the SRIP. All other named executive officers are participants in the SRIP, therefore BRP benefits are not included in the table below. SRIP benefits vest after five years of service. Participants who are terminated for cause lose their SRIP benefits and are instead paid under the BRP. Amounts payable under the SRIP or the BRP are reduced by the amounts payable under the Defined Benefit Plan so there is no duplication of benefits. Retirement benefits are calculated based upon years of service and “final average compensation.” Final average compensation consists of the average of the highest three consecutive years’ compensation out of the last 10 years. The definition of compensation under the Defined Benefit Plan is the same as the definition under the SRIP and BRP except that under the Defined Benefit Plan, nonqualified deferred compensation is excluded and compensation is limited by Code compensation limits.

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Pension Benefits Table

		Number of Years	Present Value of	Payments During Last
		Credited Service	Accumulated Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
J. Larry Nichols	Defined Benefit Plan	40	1,260,660	—
	SRIP	40	23,846,940	—

John Richels(2)(3)(4)	Defined Benefit Plan	6	197,750	—
	SRIP	14	8,068,098	—

Danny J. Heatly(2)	Defined Benefit Plan	21	409,772	—
	SRIP	21	1,522,945	—

David A. Hager(5)	Defined Benefit Plan	—	—	—
	SRIP	—	—	—

Darryl G. Smette(2)	Defined Benefit Plan	23	903,170	—
	SRIP	23	7,605,732	—

Stephen J. Hadden	Defined Benefit Plan	6	127,326	—
	SRIP	6	1,279,980	—

(1)	We calculated the present value of each named executive officer’s accumulated benefits as of December 31, 2009 under our pension plans assuming 25% of participants would elect a single life annuity, 15% of participants would elect a 50% joint and survivor annuity and 60% would elect a 100% joint and survivor annuity. We assumed that each named executive officer began receiving payments at normal retirement age (age 65) and were vested in those payments. The present value is calculated using the 2010 PPA Static mortality table and a discount rate of 6%. No pre-retirement decrements were used in this calculation.

(2)	Messrs. Smette and Richels are eligible for early retirement under the Defined Benefit Plan and the SRIP. Mr. Heatly is eligible for early retirement under the SRIP. See the following “Defined Benefit Plan — Early Retirement” for a description of the eligibility requirements and benefits payable under our Defined Benefit Plan.

(3)	Years of credited service for Mr. Richels for the Defined Benefit Plan are determined based on time worked in the U.S. For the SRIP, Mr. Richels’ service is based on time worked in the U.S. and Canada while with the Company. Mr. Richels’ Canadian service is included for benefit eligibility purposes (vesting and early retirement) in both plans.

(4)	Benefits payable to Mr. Richels under the SRIP are reduced under our Pension Plan for Employees of Devon Canada Corporation, a subsidiary of Devon. Mr. Richels’ benefit under the Pension Plan for Employees of Devon Canada Corporation is frozen and Mr. Richels’ future pension benefits are accruing under the Defined Benefit Plan and the SRIP.

(5)	Mr. Hager joined the Company after our Defined Benefit Plan was closed to new participants. As a result, he will not receive a benefit under the plans described in this table.

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Defined Benefit Plan

The Defined Benefit Plan is a qualified defined benefit retirement plan which provides benefits based upon employment service with us. Employees hired before October 1, 2007, became eligible to participate in the Defined Benefit Plan when they earned one year of service and attained the age of 21 years. Employees who were hired after September 30, 2007, are not eligible to participate in the Defined Benefit Plan. Each eligible employee who retires is entitled to receive monthly retirement income, based upon their final average compensation, years of credited service and reduced by Social Security benefits payable to the employee. Contributions by employees are neither required nor permitted under the Defined Benefit Plan. Benefits are computed based on straight-life annuity amounts. Benefits under the Defined Benefit Plan are limited for certain highly compensated employees, including our named executive officers, in order to comply with certain requirements of ERISA and the Code.

Normal Retirement

Employees, including the named executive officers, are eligible for normal retirement benefits under the Defined Benefit Plan upon reaching age 65. Normal retirement benefits for the employees participating in the Defined Benefit Plan are equal to 65% of the participant’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is his or her credited years of service and the denominator of which is his or her estimated years of service at normal retirement age (not less than 25 years). The Defined Benefit Plan contains a provision which reduces the percentage for participants earning more than $220,000 to 60%. As a result, the named executive officers percentage is 60% rather than 65%.

Early Retirement

Employees, including the named executive officers, are eligible for early retirement benefits under the Defined Benefit Plan after (i) attaining age 55, and (ii) earning at least 10 years of credited service. Early retirement benefits are equal to a percentage of the normal retirement income the participant would otherwise be entitled to if he or she had commenced benefits at age 65 depending on the participant’s age when he or she elects to begin receiving benefits:

Percentage of
Age When	Normal Retirement
Benefits Begin	Income
65	100%
64	97%
63	94%
62	91%
61	88%
60	85%
59	80%
58	75%
57	70%
56	65%
55	60%

Deferred Vested Pension

Participants in the Defined Benefit Plan are fully vested in their accrued benefits after five years of service. If the participant’s employment is terminated after attaining five years of service but before

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eligibility for early retirement, the participant is entitled to a deferred vested pension based on his or her accrued benefit on the date of termination. An unreduced deferred vested pension is payable at age 65. Alternatively, the participant may elect to receive a reduced benefit as early as age 55. The benefit payable prior to age 65 is a percentage of his or her normal retirement benefit based on his or her age at the time the benefit begins, as shown in the table below:

Age at Election to	Percentage of
Receive Deferred	Normal Retirement
Vested Pension	Income
65	100.00%
64	90.35%
63	81.88%
62	74.40%
61	67.79%
60	61.91%
59	56.68%
58	52.00%
57	47.80%
56	44.03%
55	40.63%

If a participant is:

•	involuntarily terminated for any reason other than death or “cause,” is between the ages of 50 and 55 and has at least 10 years of credited service, or

•	involuntarily terminated for any reason other than “cause” within two years following a change in control and has at least 10 years of credited service regardless of the participant’s age,

then the participant may elect to have his or her benefits under the Defined Benefit Plan paid at any time on or after the age of 55 subject to the same percentage reduction in benefits as set forth under “Early Retirement” applicable to the participant.

Benefit Restoration Plan

The BRP is a nonqualified defined benefit retirement plan, the purpose of which is to restore retirement benefits for certain selected key management and highly compensated employees because their benefits under the Defined Benefit Plan are limited in order to comply with certain requirements of ERISA and the Code or because their final average compensation is reduced as a result of contributions into our Deferred Compensation Plan. Benefits under the BRP are equal to 65% of the executive’s final average compensation less any benefits due to the executive under Social Security, multiplied by a fraction, the numerator of which is his or her years of credited service (not to exceed 25) and the denominator of which is 25. The BRP benefit is reduced by the benefit that is otherwise payable under the Defined Benefit Plan. An employee must be selected by the Compensation Committee in order to be eligible for participation in the BRP. The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the BRP. Participants become vested in retirement benefits under the BRP at the same time as the participant becomes vested for retirement benefits under the Defined Benefit Plan.

Supplemental Retirement Income Plan

The SRIP is another nonqualified defined benefit retirement plan for a small group of our key executives, the purpose of which is to provide additional retirement benefits for these executives. An employee

Commitment Runs Deep

must be selected by the Compensation Committee in order to be eligible for participation in the SRIP. Participants in the SRIP become vested in the SRIP benefits after five years of service. If the executive is terminated for “cause” as that term is defined in the executive’s employment agreement, then all benefits under the SRIP are forfeited and the executive would receive benefits under the BRP. If the executive is receiving benefits under the SRIP, he is not eligible for benefits under the BRP.

The SRIP provides for retirement income equal to 65% of the executive’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is his credited years of service (not to exceed 20) and the denominator of which is 20. For those participating in the plan as of January 24, 2002 (“Grandfathered Participants”), the SRIP benefit is reduced by a fraction of the benefits otherwise accrued under the Defined Benefit Plan, the numerator of which is years of credited service (not greater than 20) and the denominator of which is 20. For those who become participants after January 24, 2002, the SRIP benefit is reduced by the full benefits otherwise accrued under the Defined Benefit Plan. Of the named executive officers, Mr. Hadden is not a Grandfathered Participant. In the case of Mr. Richels, his SRIP benefit is also reduced by amounts payable to him under the defined contribution provisions of our Canadian Pension Plan.

The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the SRIP. Early retirement benefits are payable under the SRIP after attaining age 55 and earning at least 10 years of service or, if earlier, 20 years of service regardless of age. The early retirement benefit prior to age 55 is the actuarial equivalent to the age 55 early retirement benefit. In the event that a named executive officer is terminated “without cause” or terminates his or her employment for “good reason” as those terms are defined in our employment agreements with our named executive officers, then the executive will be 100% vested in his accrued SRIP benefit. If a change in control event occurs, the executive will be 100% vested and his benefit will be an amount equal to the normal retirement annuity payable immediately, unreduced for early commencement, paid in a lump sum. Otherwise, the benefit will be paid monthly pursuant to the annuity option selected by the executive. The SRIP may be informally funded through a rabbi trust arrangement.

NONQUALIFIED DEFERRED COMPENSATION IN 2009

The table below shows information about our Deferred Compensation Plan. The Deferred Compensation Plan is designed to allow each executive to contribute up to 50% of his or her base salary and up to 100% of his or her bonus, and receive a Company match beyond the contribution limits prescribed by the IRS with regard to our 401(k) Plan. The Deferred Compensation Plan allows executives to defer a portion of their cash compensation in a tax effective way at a minimal cost to us.

		Company	Aggregate
	Executive	Contributions	Earnings in	Aggregate	Aggregate
	Contributions in	In Last Fiscal	Last Fiscal	Distributions in	Balance at Last
	Last Fiscal Year	Year	Year	Last Fiscal Year	Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)
J. Larry Nichols	264,000	226,200	391,774	152,836	1,620,559
John Richels	189,000	160,200	213,538	107,197	960,172
Danny J. Heatly	195,394	24,183	129,467	—	951,547
David A. Hager	14,019	—	1,698	—	15,717
Darryl G. Smette	90,600	75,300	190,609	74,868	1,125,961
Stephen J. Hadden	67,612	83,700	4,381	471,262	—

(1)	The amounts in this column are also included in the Summary Compensation Table on page 34, in the salary column or the bonus column.

(2)	The amounts in this column are also included in the Summary Compensation Table on page 34, in the “All Other Compensation” column as the Deferred Compensation Plan employer match.

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401(k) Plan

The 401(k) Plan is a qualified defined contribution plan that provides for a Company matching contribution of up to 6% of compensation. The Defined Benefit Plan was closed to new entrants on October 1, 2007. Supplemental contributions of 8% to 16% of compensation that are determined based on years of benefit service were added to the 401(k) Plan for employees who are not accruing benefits in the Defined Benefit Plan.

Supplemental Contribution Restoration Plans

The Supplemental Contribution Restoration Plans (the “SCRPs”) are two nonqualified supplemental defined contribution plans. The purpose of the SCRPs is to ensure that participants in the 401(k) Plan who are eligible to receive the supplemental contribution, receive the full supplemental contribution despite the limitations imposed by the Code. A contribution will be made by the Company in an amount equal to the difference between the supplemental contribution that the Company would have contributed under the 401(k) Plan in the absence of the Code limitations, and the actual amount contributed.

Defined Contribution Supplemental Executive Retirement Plan

The Defined Contribution Supplemental Executive Retirement Plan (the “DC SERP”) is a nonqualified supplemental executive retirement plan that provides benefits in lieu of the SRIP to a small group of key executives who are not eligible to participate in the Defined Benefit Plan and the SRIP. Under the DC SERP, an executive is eligible to receive a contribution of a specified percentage of compensation annually. This contribution will be offset by supplemental contributions to the 401(k) Plan and contributions to the SCRPs. An employee must be selected by the Compensation Committee in order to be eligible for participation in the DC SERP. Participants in the DC SERP become 50% vested after five years of service and vest at the rate of 10% for another five years. At age 62, a participant will be 100% vested with five years of service. In the event of a change in control or a named executive officer is terminated “without cause” or terminates employment for “good reason,” as those terms are defined in our employment agreements with our named executive officers, then the executive will be 100% vested in his or her DC SERP account. A participant will be 100% vested in the event of death or disability. Payments of DC SERP accounts will be in the form of installments over a five-year period except in the case of change in control or death where payment will be in the form of a lump sum. The DC SERP may be informally funded through a rabbi trust arrangement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We will be obligated to make certain payments to our named executive officers or potentially accelerate the vesting of their equity awards and retirement benefits upon termination of their employment or upon a change in control pursuant to the following plans or agreements:

•	employment agreements entered into with each of our named executive officers (a severance agreement in the case of Mr. Heatly);

•	the Defined Benefit Plan;

•	the 401(k) Plan;

•	the BRP, the SRIP, the SCRPs or the DC SERP, depending on the circumstances of the executive officer’s termination;

•	the 2005 Long-Term Incentive Plan; and

•	the 2009 Long-Term Incentive Plan.

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The following tables provide the estimated compensation and present value of benefits potentially payable to each named executive officer upon a change in control of the Company or a termination of employment of the named executive officer. The benefit values shown do not include benefits that are broadly available to substantially all salaried employees. The amounts shown assume that the termination or change in control occurred on December 31, 2009. The actual amounts to be paid can only be determined at the time of such executive’s actual separation from the Company.

Please see the narrative for the following tables for a discussion of the methods of calculating the payments required upon termination of our named executive officers in the manners set forth in each column. The footnotes to the following tables apply to all of our named executive officers and are presented after the table for the last named executive officer.

J. Larry Nichols

	Retirement/					Death
	Voluntary	Termination	Termination	Change in		(payable to
Benefits and Payments	Termination	Without Cause	With Cause	Control	Disability	Spouse)
($)	($)	($)	($)	($)	($)	($)
Base Salary/Bonus(1)	—	13,200,000	—	13,200,000	—	—
SRIP(2)(3)	23,847,000	23,847,000	—	30,757,000 (4)	23,847,000	21,313,000 (5)
BRP(2)(3)	—	—	23,847,000	—	—	—
Accelerated Vesting of Stock Options(6)	—	2,866,617	—	2,866,617	—	2,866,617
Accelerated Vesting of Restricted Stock(7)	—	14,676,112	—	14,676,112	—	14,676,112
Health Care Benefits(8)	—	35,209	—	35,209	—	—
Post-Retirement Health Care(9)	—	—	—	—	—	—
Outplacement Services(10)	—	35,000	—	35,000	—	—
280G Tax Gross-Up	—	—	—	—	—	—
Total(11)	23,847,000	54,659,938	23,847,000	61,569,938	23,847,000	38,855,729

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John Richels

	Retirement/					Death
	Voluntary	Termination	Termination	Change in		(payable to
Benefits and Payments	Termination	Without Cause	With Cause	Control	Disability	Spouse)
($)	($)	($)	($)	($)	($)	($)
Base Salary/Bonus(1)	—	9,450,000	—	9,450,000	—	—
SRIP(2)(3)	10,419,000	10,419,000	—	23,047,000 (4)	10,419,000	9,712,000(5)
BRP(2)(3)	—	—	—	—	—	—
Accelerated Vesting of Stock Options(6)	—	1,581,122	—	1,581,122	—	1,581,122
Accelerated Vesting of Restricted Stock(7)	—	7,359,188	—	7,359,188	—	7,359,188
Health Care Benefits(8)	—	35,209	—	35,209	—	—
Post-Retirement Health Care(9)	—	—	—	995	—	—
Outplacement Services(10)	—	35,000	—	35,000	—	—
280G Tax Gross-Up	—	—	—	11,288,626	—	—
Total(11)	10,419,000	28,879,519	—	52,797,140	10,419,000	18,652,310

Danny J. Heatly

	Retirement/					Death
	Voluntary	Termination	Termination	Change in		(payable to
Benefits and Payments	Termination	Without Cause	With Cause	Control	Disability	Spouse)
($)	($)	($)	($)	($)	($)	($)
Base Salary/Bonus(1)	—	1,379,800	—	1,379,800	—	—
SRIP(2)(3)	2,144,000	2,144,000	—	3,902,000 (4)	2,110,000	1,856,000 (5)
BRP(2)(3)	—	—	1,744,000	—	—	—
Accelerated Vesting of Stock Options(6)	—	372,512	—	372,512	—	372,512
Accelerated Vesting of Restricted Stock(7)	—	1,676,609	—	1,676,609	—	1,676,609
Health Care Benefits(8)	—	—	—	34,850	—	—
Post-Retirement Health Care(9)	—	—	—	3,150	—	—
Outplacement Services(10)	—	35,000	—	35,000	—	—
280G Tax Gross-Up	—	—	—	—	—	—
Total(11)	2,144,000	5,607,921	1,744,000	7,403,921	2,110,000	3,905,121

Commitment Runs Deep

David A. Hager

	Retirement/					Death
	Voluntary	Termination	Termination	Change in		(payable to
Benefits and Payments	Termination	Without Cause	With Cause	Control	Disability	Spouse)
($)	($)	($)	($)	($)	($)	($)
Base Salary/Bonus(1)	—	4,065,000	—	4,065,000	—	—
DC SERP(12)	95,941	95,941	—	788,491	95,941	95,941
SCRPs(13)	20,796	20,796	—	20,796	20,796	20,796
Accelerated Vesting of Stock Options(6)	—	1,477,928	—	1,477,928	—	1,477,928
Accelerated Vesting of Restricted Stock(7)	—	2,969,400	—	2,969,400	—	2,969,400
Health Care Benefits(8)	—	52,276	—	52,276	—	—
Post-Retirement Health Care(9)	—	—	—	—	—	—
Outplacement Services(10)	—	35,000	—	35,000	—	—
280G Tax Gross-Up	—	—	—	3,380,310	—	—
Total(11)	116,737	8,716,341	—	12,789,201	116,737	4,564,065

Darryl G. Smette

	Retirement/					Death
	Voluntary	Termination	Termination	Change in		(payable to
Benefits and Payments	Termination	Without Cause	With Cause	Control	Disability	Spouse)
($)	($)	($)	($)	($)	($)	($)
Base Salary/Bonus(1)	—	4,530,000	—	4,530,000	—	—
SRIP(2)(3)	8,651,000	8,651,000	—	10,960,000 (4)	8,651,000	7,739,000 (5)
BRP(2)(3)	—	—	7,993,000	—	—	—
Accelerated Vesting of Stock Options(6)	—	554,856	—	554,856	—	554,856
Accelerated Vesting of Restricted Stock(7)	—	2,611,088	—	2,611,088	—	2,611,088
Health Care Benefits(8)	—	52,276	—	52,276	—	—
Post-Retirement Health Care(9)	—	—	—	—	—	—
Outplacement Services(10)	—	35,000	—	35,000	—	—
280G Tax Gross-Up	—	—	—	—	—	—
Total(11)	8,651,000	16,434,220	7,993,000	18,743,220	8,651,000	10,904,944

(1)	The employment agreements or severance agreement for our named executive officers provide that each executive is entitled to the payment of a pro rata share of any bonus for the performance period in which the termination occurs based on the number of days worked in the period. For purposes of quantifying the potential payments for our named executive officers upon a termination, we have assumed that the termination took place on December 31, 2009. As a

Commitment Runs Deep

result, each named executive officer would be entitled to all the bonus they earned in 2009. Those bonus amounts are set forth in the bonus column of the Summary Compensation Table on page 34.

(2)	Participants are vested in their benefits under the SRIP after five years of service. Benefits under the SRIP and the BRP are mutually exclusive; therefore, participants will not receive a benefit under the SRIP if they are receiving a benefit under the BRP and vice versa. Participants forfeit their benefits under the SRIP if they are terminated for “cause” and will instead receive benefits under the BRP except for Mr. Richels and Mr. Hager who are not participants in the BRP. Benefits paid under the SRIP or the BRP are reduced by any amounts payable under the Defined Benefit Plan so that there is no duplication of benefits.

(3)	The values shown for the SRIP and the BRP benefits for each named executive officer are the present values as of December 31, 2009, of the benefits that would be payable under the SRIP or BRP as of each executive’s earliest possible commencement date. Except in the case of a change in control where the benefit is paid as a lump sum and in the case of benefits payable to a spouse upon death as a monthly single life annuity, we have assumed that 25% of participants would elect the SRIP and BRP benefits in the form of a single life annuity, 15% would elect a 50% joint and survivor annuity and 60% of participants would elect a 100% joint and survivor annuity. All other assumptions are the same as those used to determine the present value of benefits disclosed in the Pension Benefits Table.

(4)	Under the SRIP, all participating named executive officers, except Mr. Heatly, will receive credit for an additional three years of service and an additional three years of age, when determining their SRIP benefit following a change in control. All benefits under the SRIP, including Mr. Heatly’s, are payable as a lump sum payment, within 90 days following a change in control where the lump sum payment is the present value of the unreduced accrued benefit payable immediately. The lump sum amount shown is based on the lump sum rate in effect for payments beginning January 2010.

(5)	Participants are immediately vested in the SRIP accrued benefit upon death. The benefit is payable to an eligible spouse at the date the participant would have reached age 55 with 10 years of service, reduced by subsidized early retirement factors and assuming that the participant had elected a 100% joint and survivor pension.

(6)	Values displayed for acceleration of vesting of stock options represent the number of options multiplied by the difference between the market price of our common stock on December 31, 2009, which was $73.50 per share, and the exercise price of each option.

(7)	Values displayed for acceleration of vesting of restricted stock represent the fair value of our common stock as of December 31, 2009, which was $73.50 per share.

(8)	For all named executive officers except Mr. Heatly, health care benefits are payable for 18 months following termination without cause or following their termination in connection with a change in control. Mr. Heatly is entitled to 18 months of health care benefits following his termination in connection with a change in control. All named executive officers, except Mr. Heatly, are also entitled to a payment in an amount equal to 18 times the monthly COBRA premium following termination without cause or following their termination in connection with a change in control. Mr. Heatly is entitled to a payment in an amount equal to six times the monthly COBRA premium following his termination in connection with a change of control. The values in the tables are estimated based on our current cost of these benefits.

(9)	Both Mr. Richels and Mr. Heatly will receive an enhancement in their post-retirement medical benefit upon a change in control. All other named executives either would not be eligible for a post-retirement medical benefit or are fully accrued in the benefit. We have not included the value of benefits that would be available to substantially all employees, and have instead only included the value of the enhancement that is payable based on individual employment or severance agreements.

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(10)	Outplacement services are provided following termination without cause or following termination in connection with a change in control. The value in the table is estimated based on our current cost of this benefit.

(11)	We recognize that our nonqualified employee benefit plans including the SRIP, the BRP, the Deferred Compensation Plan, the DC SERP, the SCRPs, employment agreements and severance agreements are subject, all or in part, to Section 409A of the Code, which requires certain payments made under these plans and agreements to be delayed for six months.

(12)	Mr. Hager participates in the DC SERP in lieu of participating in the SRIP. Mr. Hager will receive an additional three years of contributions by the Company under the DC SERP in the event of a change in control.

(13)	Mr. Hager’s benefit in the SCRPs will become 100% vested upon a change in control.

Employment and Severance Agreements

Except for Mr. Heatly, all of the named executive officers are parties to employment agreements that set out their rights to compensation following their termination under various circumstances. Mr. Heatly is a party to a severance agreement which provides for similar rights as the employment agreements. Differences between the employment agreements and Mr. Heatly’s severance agreement are noted throughout the following discussion.

Rights Upon Termination for Any Reason

Under the employment agreements and the severance agreement, regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	unpaid salary through the date of termination;

•	unused vacation pay;

•	bonuses that have already been earned;

•	amounts otherwise entitled to under our employee benefit plans; and

•	a “gross-up” payment in an amount equal to any excise tax, or interest or penalties related to any excise tax, assessed against the named executive officer pursuant to Section 4999 of the Code based upon the payments paid or payable pursuant to the employment agreement.

Rights Upon Termination for Death or Disability

The employment agreements provide that if the named executive officer’s employment terminates by reason of death or disability, then, in addition to the items set forth under “Rights Upon Termination for Any Reason,” the named executive officer is entitled to receive a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the bonus plan.

Rights Upon Termination Without Cause and Constructive Discharge

If the named executive officer’s employment is involuntarily terminated other than for “cause” or the named executive officer terminates for “good reason,” as those terms are defined in the employment

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agreements and severance agreement, then in addition to the items set forth under “Rights Upon Termination for Any Reason,” the named executive officer is entitled to the following:

•	a lump sum cash payment equal to three times the aggregate annual compensation of each named executive officer, with the exception of Mr. Heatly who will receive two times his aggregate annual compensation. “Aggregate annual compensation” is equal to the sum of:

•	the executive officer’s annual base salary, and

•	an amount equal to the largest annual bonus paid or payable to the named executive officer for the three consecutive calendar years prior to the date the named executive officer’s termination occurs;

•	payment of a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the bonus plan;

•	the same basic health and welfare benefits that the executive would otherwise be entitled to receive if the named executive officer were our employee for 18 months following termination. The severance agreement provides for similar benefits to Mr. Heatly for the 18 months following his date of termination but only in connection with a change in control;

•	payment of an amount equal to 18 times the monthly COBRA premium. The severance agreement provides for a payment to Mr. Heatly in an amount equal to six times the monthly COBRA premium following his date of termination in connection with a change of control; and

•	payment of a reasonable amount for outplacement services commensurate with the named executive officer’s title and position with the Company and other executives similarly situated in other companies in our peer group.

Termination Following a Change in Control

Under the employment and severance agreements, if within 24 months following a “change in control” of the Company, the named executive officer:

•	is terminated without “cause” by us; or

•	terminates his or her employment with us for “good reason,” as each of those terms are defined in the employment and severance agreements;

then, in addition to the items set forth under “Rights Upon Termination for Any Reason” and “Rights Upon Termination Without Cause and Constructive Discharge,” three years of service and three years of age (two years of service and two years of age in the case of Mr. Heatly) shall be added to the named executive officer’s actual years of service and actual age when determining the named executive officer’s entitlement under our Retiree Medical Benefit Coverage. In no event, however, should the additional years of age be construed to reduce or eliminate the executive’s right to coverage under the plan.

“Change in control” is defined as the date on which one of the following occurs:

•	an entity or group acquires 30% or more of our outstanding voting securities;

•	the incumbent Board ceases to constitute at least a majority of our Board; or

•	a merger, reorganization or consolidation is consummated, after stockholder approval, unless

•	substantially all of the stockholders prior to the transaction continue to own more than 50% of the voting power after the transaction;

•	no person owns 30% or more of the combined voting securities; and

•	the incumbent Board constitutes at least a majority of the Board after the transaction.

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Long-Term Incentive Plan

The Compensation Committee is authorized to provide in the award agreements for the acceleration of any unvested portions of any outstanding awards under our 2005 Long-Term Incentive Plan and 2009 Long-Term Incentive Plan upon a change in control, retirement, disability, death or termination for an approved reason. Award agreements provide for automatic vesting upon a change in control or the death of the executive.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock as of December 31, 2009, that may be issued under our equity compensation plans:

Number of Securities
Remaining Available
		Weighted-Average	For Future Issuance
	Number of Securities	Exercise Price of	Under Equity
	To be Issued Upon	Outstanding	Compensation Plans
	Exercise of	Options,	(Excluding
	Outstanding Options,	Warrants and	Securities Reflected
	Warrants and Rights	Rights	In Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	12,160,456	59.07	15,060,320	(1)
Equity compensation plans not approved By security holders	—	—	—

Total(2)	12,160,456	59.07	15,060,320

(1)	Represents shares available for issuance pursuant to awards under the 2009 Long-Term Incentive Plan, which may be in the form of stock options, restricted stock awards, restricted stock units, Canadian restricted stock units, performance units, or stock appreciation rights.

(2)	As of December 31, 2009, options to purchase an aggregate of 345,238 shares of our common stock at a weighted average exercise price of $21.92 were outstanding under the following equity compensation plans, which options were assumed in connection with merger and acquisition transactions: Mitchell Energy & Development Corp. 1995 Stock Option Plan, Mitchell Energy & Development Corp. 1999 Stock Option Plan, Ocean Energy, Inc. Long Term Incentive Plan for Non-Executive Employees, Ocean Energy, Inc. 2001 Long Term Incentive Plan and Ocean Energy, Inc. 1999 Long Term Incentive Plan. No further grants or awards will be made under the assumed equity compensation plans.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

To the best of our knowledge, no person beneficially owned more than 5% of our common stock at the close of business on December 31, 2009, except as set forth below:

	Number of Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned		Class

Davis Selected Advisors, L.P. 2949 East Elvira Road, Suite 101 Tucson, AZ 85756	29,682,144	(1)	6.64%
George P. Mitchell 24 Waterway Avenue, Suite 300 The Woodlands, TX 77380	23,372,374	(2)	5.23%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	23,008,948	(3)	5.15%

(1)	Based on a 13G/A filed February 12, 2010, Davis Selected Advisors, L.P. states that it has sole voting power as to 24,217,606 shares and sole dispositive power as to 29,682,144 shares.

(2)	Based on an Amended Schedule 13D filed March 5, 2010, Mr. Mitchell has sole voting and dispositive power as to 23,372,374 shares.

(3)	Based on a 13G filed January 20, 2010, BlackRock Inc. states that it has sole voting and dispositive power as to 23,008,948 shares.

Security Ownership of Management

The following table sets forth as of March 31, 2010, the number and percentage of outstanding voting shares beneficially owned by our named executive officers, each of our Directors and by all our executive officers and Directors as a group:

	Number of
	Shares		Percent of
Name of Beneficial Owner	Beneficially Owned(1)		Class

J. Larry Nichols*	3,192,847	(2)	**
John Richels*	710,663	(3)	**
Darryl G. Smette	452,430	(4)	**
Stephen J. Hadden	300,170	(5)	**
Danny J. Heatly	168,979	(6)	**
John A. Hill*	153,360	(7)	**
Michael M. Kanovsky*	133,052	(8)	**
David A. Hager	92,659	(9)	**
Robert L. Howard*	78,248	(10)	**
J. Todd Mitchell*	75,183	(11)	**
Thomas F. Ferguson*	46,000	(12)	**
Robert A. Mosbacher, Jr.*	20,071	(13)	**
Mary P. Ricciardello*	16,726	(14)	**

All of our Directors and executive officers as a group	5,702,874	(15)	1.28%

*	Director

**	Less than 1%

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 (1)  Shares beneficially owned include shares of common stock and shares of common stock issuable within 60 days of March 31, 2010.

(2)	Includes 1,618,969 shares owned of record by Mr. Nichols, 85,930 shares owned of record by Mr. Nichols as Trustee of a family trust, 157,248 shares owned by Mr. Nichols’ spouse, and 1,330,700 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.

(3)	Includes 171,743 shares owned of record by Mr. Richels, and 538,920 shares that are deemed beneficially owned pursuant to stock options held by Mr. Richels.

(4)	Includes 35,525 shares owned of record by Mr. Smette, 70,110 shares owned indirectly by Mr. Smette through a trust, 2,635 shares owned by Mr. Smette’s spouse and 344,160 shares that are deemed beneficially owned pursuant to stock options held by Mr. Smette.

(5)	Includes 70,558 shares owned of record by Mr. Hadden and 229,612 shares which were deemed beneficially owned pursuant to stock options held by Mr. Hadden at the time of the termination of his employment.

(6)	Includes 53,881 shares owned of record by Mr. Heatly, 658 shares held in the Devon Energy Incentive Savings Plan and 114,440 shares that are deemed beneficially owned pursuant to stock options held by Mr. Heatly.

(7)	Includes 82,550 shares owned of record by Mr. Hill, 23,884 shares owned by a partnership in which Mr. Hill shares voting and investment power, 10,726 shares owned by Mr. Hill’s immediate family and 36,200 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hill.

(8)	Includes 20,820 shares owned of record by Mr. Kanovsky, 72,232 shares held indirectly through a family owned entity, and 40,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Kanovsky.

(9)	Includes 57,299 shares owned of record by Mr. Hager and 35,360 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hager.

(10)	Includes 33,943 shares owned of record by Mr. Howard, 10,700 shares held indirectly through a trust, 10,700 shares owned by Mr. Howard’s spouse, a 6,905 share interest in the OEI Outside Directors Deferred Fee Plan and 16,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Howard.

(11)	Includes 12,000 shares owned of record by J. Todd Mitchell, 35,183 shares owned of record by a trust of which Mr. Mitchell is the sole trustee and beneficiary, and 28,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Mitchell.

(12)	Includes 12,000 shares owned of record by Mr. Ferguson and 34,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Ferguson.

(13)	Includes 17,071 shares owned of record by Mr. Mosbacher and 3,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Mosbacher.

(14)	Includes 7,700 shares owned of record by Ms. Ricciardello, 26 shares held indirectly through a managed account and 9,000 shares that are deemed beneficially owned pursuant to stock options held by Ms. Ricciardello.

(15)	Includes 2,906,882 shares that are deemed beneficially owned pursuant to stock options held by Directors and executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that Devon’s Directors, executive officers, and 10% stockholders file with the SEC reports concerning their ownership, and changes in their ownership, of Devon equity securities. Based solely upon a review of Forms 3, 4 and 5 furnished to us during and with respect to our most recently completed fiscal year, and any written representations of

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reporting persons, we believe that all transactions by reporting persons during 2009 were reported on a timely basis except that on July 24, 2009 a late Form 4 was filed by Mary P. Ricciardello to report 500 shares of stock purchased on July 10, 2009, and in December 2009 a late Form 4 was filed by R. Alan Marcum to report the disposition of shares to pay taxes in connection with the vesting of shares of restricted stock on June 30, 2009.

INFORMATION ABOUT EXECUTIVE OFFICERS

Information concerning our executive officers is set forth below. Information concerning J. Larry Nichols is set forth under the caption “Class II — Directors with Terms Expiring in 2011.” Information concerning John Richels is set forth under the caption “Nominee for Director for a Term Expiring in 2011.”

Jeffrey A. Agosta, Executive Vice President and Chief Financial Officer

Mr. Agosta, 42, was elected to the position of Executive Vice President and Chief Financial Officer in March 2010, and has been with the Company since 1997. He previously held the position of Senior Vice President — Corporate Finance and Treasurer from 2003 to 2010. Prior to joining Devon, Mr. Agosta was with the management consulting firm of D. R. Payne and Associates and with KPMG Peat Marwick. He holds a Bachelor degree in Accounting from the University of Oklahoma, is a Certified Public Accountant and a Certified Insolvency and Restructuring Advisor.

David A. Hager, Executive Vice President — Exploration and Production

Mr. Hager, 53, holds the position of Executive Vice President — Exploration and Production, and has been with the Company since March 2009. From 2007 until joining the Company as an executive officer, Mr. Hager served as a member of the Board of Directors. From 1999 to 2006, Mr. Hager was employed by Kerr-McGee Corporation, serving in various capacities, most recently as Chief Operating Officer. Mr. Hager has a Bachelor of Science degree in Geophysics from Purdue University and a Masters degree in Business Administration from Southern Methodist University.

Danny J. Heatly, Senior Vice President — Accounting and Chief Accounting Officer

Mr. Heatly, 54, holds the position of Senior Vice President — Accounting and Chief Accounting Officer. Prior to joining Devon in 1989, Mr. Heatly was associated with Peat Marwick Main & Co. in Oklahoma City with various duties, including Senior Audit Manager. He is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants and the Oklahoma Society of Certified Public Accountants. He graduated with a Bachelor of Accountancy degree from the University of Oklahoma.

R. Alan Marcum, Executive Vice President — Administration

Mr. Marcum, 43, holds the position of Executive Vice President — Administration, and has been with the Company since 1995. Prior to joining the Company, Mr. Marcum was employed by KPMG Peat Marwick as a Senior Auditor. He holds a Bachelor of Science degree from East Central University, majoring in Accounting and Finance. Mr. Marcum is a Certified Public Accountant and a member of the Oklahoma Society of Certified Public Accountants.

Frank W. Rudolph, Executive Vice President — Human Resources

Mr. Rudolph, 53, holds the position of Executive Vice President — Human Resources, and has been with the Company since 2007. Prior to joining Devon and since 2000, Mr. Rudolph served as Vice President Human Resources for Banta Corporation, an international printing and supply chain management company. Mr. Rudolph holds a Bachelor of Science degree in Administration from Illinois State University and a Masters degree in Industrial Relations and Management from Loyola University.

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Darryl G. Smette, Executive Vice President — Marketing and Midstream

Mr. Smette, 62, holds the position of Executive Vice President — Marketing and Midstream, and has been with the Company since 1986. His marketing background includes 15 years with Energy Reserves Group, Inc./BHP Petroleum (Americas), Inc.  Mr. Smette also is an oil and gas industry instructor approved by the University of Texas Department of Continuing Education. He is a member of the Oklahoma Independent Producers Association, Natural Gas Association of Oklahoma and the American Gas Association. Mr. Smette holds an undergraduate degree from Minot State University and a Master’s degree from Wichita State University.

Lyndon C. Taylor, Executive Vice President and General Counsel

Mr. Taylor, 51, holds the position of Executive Vice President and General Counsel, and has been with the Company since 2005. He served as Deputy General Counsel from the time he joined the Company in 2005 until 2007. Prior to joining Devon, Mr. Taylor was with Skadden Arps Slate Meagher & Flom LLP for 20 years, most recently as managing partner of the energy practice in Houston. He is admitted to practice law in Oklahoma and Texas. Mr. Taylor holds a Bachelor of Science degree in Industrial Engineering from Oklahoma State University and a Juris Doctorate from the University of Oklahoma.

William F. Whitsitt, Executive Vice President — Public Affairs

Mr. Whitsitt, 65, holds the position of Executive Vice President — Public Affairs, and has been with the Company since 2008. For 11 years prior to joining Devon, Mr. Whitsitt served as a public affairs consultant in Washington, D.C. He also held the positions of president and chief operating officer for the American Exploration & Production Council, the national trade association representing the largest U.S. independent exploration and production companies. Previously he served as director of Government Affairs for the law firm of Skadden Arps Slate Meagher & Flom LLP, and held the position of Vice President of worldwide Marketing and Public Affairs for Oryx Energy. Mr. Whitsitt holds a doctoral degree in Public Administration from George Washington University.

AGENDA ITEM 2. RATIFICATION OF INDEPENDENT AUDITORS FOR 2010

The Audit Committee has appointed KPMG LLP, as our independent auditors for 2010. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. In maintaining its corporate governance practices, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification. If the appointment of KPMG LLP is not ratified by the stockholders, the Board of Directors will consider appointing another independent accounting firm for 2011.

The Board of Directors recommends a vote “FOR” the ratification of KPMG LLP as our independent auditors for 2010.

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AGENDA ITEM 3. STOCKHOLDER PROPOSAL FOR A SIMPLE MAJORITY VOTE

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has notified Devon that he intends to submit the resolution set forth below at the Annual Meeting for action by the stockholders. The Board of Directors’ statement in opposition is set forth below. As of November 7, 2008, Mr. Chevedden owned no less than 50 shares of Devon common stock. Proxies solicited on behalf of the Board of Directors will be voted “AGAINST” this proposal unless stockholders specify a contrary choice in their proxies.

“Resolved, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal to the fullest extent permitted by law. This includes each 67% supermajority provision in our charter and/or bylaws.

Supporting Statement:  Currently a 1%-minority can frustrate our 66%-shareholder majority. Also our supermajority vote requirements can be almost impossible to obtain due to un-voted shares. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

This proposal topic also won from 74% to 88% support at the following companies in 2009: Weyerhaeuser (WY), Alcoa (AA), Waste Management (WM), Goldman Sachs (GS), FirstEnergy (FE), McGraw-Hill (MHP) and Macy’s (M). The proponents of these proposals included Nick Rossi, William Steiner, James McRitchie and Ray T. Chevedden.

The merit of this Simple Majority Vote proposal should also be considered in the context of the need for improvement in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk,” “Very High Concern” for our takeover defenses and “Very High Concern” for executive pay — $38 million for Larry Nichols and $15 million for John Richels. Options, like $6 million in options to Larry Nichols, which vest with the passage of time raised concerns over the link between executive pay and company performance since small increases in the stock price can result in a large windfall. The disadvantages of restricted stock awards, like the $6 million to Larry Nichols, was that they provided rewards whether our stock price was up or down.

Larry Nichols also received $10 million in pension benefits in three years. Compare this to the pensions of some of our 5,000 employees.

Two directors were beyond age 72 and this was compounded by other problems. Robert Howard was designated as a “Flagged (Problem) Director” since he was on the board of McDermott International (MDR), which filed for bankruptcy. Thomas Ferguson had 27-years long-tenure as director (a strike against independence) and this was compounded by his assignment as our Lead Director and as chairman of our audit committee — both of which demand independence.

Our board was the only significant directorship for four of our 9 directors. This could indicate a significant lack of current transferable director experience of nearly half of our board.

We also had no shareholder right to ratify executive pay, act by written consent, call a special meeting, cumulative voting or an independent board chairman. Shareholder proposals to address all or some of these topics have received majority votes at other companies and would be excellent topics for our next annual meeting.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal: Adopt Simple Majority Vote — Yes on 3.”

The Board of Directors recommends a vote “AGAINST” the proposal requesting a Simple Majority Vote.

Opposition Statement of the Company:  The Board of Directors believes that adherence to sound corporate governance policies and practices is important to ensuring that the Company is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of its stockholders.

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A simple majority vote is all that is required to approve most matters submitted to a vote of our stockholders, including mergers or other extraordinary transactions by Devon. However, as permitted by Delaware law, our Restated Certificate of Incorporation provides that a vote of holders of at least 66 2/3% of Devon’s outstanding shares of voting stock is required for stockholders to change Devon’s Bylaws or to approve changes to selected provisions of Devon’s Restated Certificate of Incorporation. These provisions primarily relate to:

•	the size and composition of the Board of Directors (Article V);

•	meetings of stockholders and the Board of Director’s authority to amend the Bylaws (Article VI);

•	action by stockholder consent (Article VII);

•	limitation of directors’ liability consistent with Delaware law (Article VIII); and

•	indemnification of directors, officers and other persons (Article X).

Thus, the supermajority voting standard at issue is by its very nature limited in scope — it only applies to certain proposed changes to Devon’s basic governing documents.

The provisions listed above that are subject to the supermajority voting standard are commonly included in the charters of many publicly traded companies. The shareholder proposal does not articulate any particular reasons why any of these provisions should not be part of Devon’s governing documents. Except as described below, all of these provisions have been part of Devon’s Restated Certificate of Incorporation in their current form since Devon’s merger with PennzEnergy in 1999.

Because the provisions listed above concern fundamental elements of Devon’s governance structure, the Board of Directors believes that they should not be subject to modification unless a broad consensus of stockholders, not a simple majority, favors their alteration or deletion.

The shareholder proposal states, without any evidence to support the assertion, that “our supermajority vote requirements can be almost impossible to obtain due to un-voted shares.” A recent vote of our stockholders demonstrates beyond any doubt that this statement is false. Less than two years ago the Board of Directors submitted an amendment to Article V of the Restated Certificate of Incorporation to Devon’s stockholders for their approval. That amendment, which eliminated Devon’s classified board structure over a three year transition period, was approved by holders of 88% of Devon’s outstanding shares of voting stock. The vote total easily surpassed the 66 2/3% standard necessary for approval under Devon’s Restated Certificate of Incorporation.

Passage of the shareholder proposal would not automatically eliminate the supermajority voting requirements. Further action by the Board of Directors would be required to amend the Restated Certificate of Incorporation to effect the change. While the Board would consider proposing such an amendment, it would do so, consistent with its fiduciary duty, only if it believed such an amendment to be in the best interests of Devon and all of its stockholders. Under the Restated Certificate of Incorporation, the affirmative vote of holders of 66 2/3% of Devon’s outstanding shares of voting stock would be needed for approval.

The Board of Directors is committed to strong corporate governance and is required by their fiduciary duties to act in the best interest of Devon’s stockholders. The Board of Directors demonstrated this commitment when it proposed the declassification of our Board of Directors and is prepared to take additional steps to strengthen our corporate governance in response to legitimate stockholder concerns. The proposal at issue, however, will not enhance our corporate governance in any meaningful way and the Board of Directors does not believe that the proposal is in the best interests of Devon or its stockholders.

For the foregoing reasons, the Board of Directors recommends a vote “AGAINST” the proposal to adopt a simple majority vote standard.

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SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder desiring to present a proposal for inclusion in our Proxy Statement for our 2011 Annual Meeting of Stockholders must present the proposal to our Corporate Secretary not later than December 29, 2010. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be included in our Proxy Statement for the 2010 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2010 Annual Meeting of Stockholders, but not included in our Proxy Statement, must be received by our Corporate Secretary between February 8, 2011 and March 10, 2011 in order to be considered timely, and must otherwise comply with the provisions of our Bylaws. The Chairman of the 2011 Annual Meeting may determine that any proposal for which we did not receive timely notice shall not be considered at the 2011 Annual Meeting. If, in the discretion of the Chairman, any such proposal is to be considered at the meeting, the persons designated in our Proxy Statement shall be granted discretionary authority with respect to the untimely stockholder proposal.

OTHER MATTERS

Our Board of Directors knows of no other matter to come before the meeting other than that set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Janice A. Dobbs
Oklahoma City, Oklahoma April 28, 2010	Vice President — Corporate Governance and Corporate Secretary

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Devon Energy Corporation
20 North Broadway
Oklahoma City, OK 73102

DEVON ENERGY CORPORATION
20 NORTH BROADWAY
OKLAHOMA CITY, OK 73102
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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your Proxy Card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	M24122-P90698-Z51946	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN   SIGNED  AND  DATED.

DEVON ENERGY CORPORATION

The Board of Directors recommends a vote “FOR” the nominee listed in Agenda Item 1.

1.	Election of Director	For	Withhold
Nominee:

	01) John Richels	☐	☐

Vote On Proposals		For	Against	Abstain

The Board of Directors recommends a vote “FOR” Agenda Item 2.

2.	Ratify the appointment of the Company’s Independent Auditors for 2010.	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Agenda Item 3.

3.	Adopt Simple Majority Vote.	☐	☐	☐

4.	OTHER MATTERS: In its discretion, to vote with respect to any other matters that may come up before the meeting or any adjournment thereof, including matters incident to its conduct.

I RESERVE THE RIGHT TO REVOKE THE PROXY AT ANY TIME BEFORE THE EXERCISE THEREOF.

For address changes and/or comments, please check this box and write the change or comment on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Please sign exactly as your name appears above, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The following proxy materials are available at www.proxyvote.com:
• Notice and Proxy Statement

• Annual Report on Form 10-K

• Summary Annual Report

M24123-P90698-Z51946

DEVON ENERGY CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Devon Energy Corporation, a Delaware corporation, hereby nominates and appoints J. Larry Nichols, John Richels and Janice A. Dobbs with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of common stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held at The Skirvin Hilton Hotel, Continental Room, 1 Park Avenue, Oklahoma City, Oklahoma, on Wednesday, June 9, 2010, at 8:00 a.m. local time. The Board of Directors recommends a vote “FOR” Agenda Items 1 and 2 and recommends a vote “AGAINST” Item 3 as set forth on the reverse side.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ON THE REVERSE SIDE BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
Do not return your Proxy Card if you are voting by telephone or Internet.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
TO BE SIGNED ON REVERSE SIDE